                                       [CONFORMED COPY WITH EXHIBITS E,F and G
                                                         CONFORMED AS EXECUTED]



- - ------------------------------------------------------------------------------
- - ------------------------------------------------------------------------------


                             ACQUISITION CREDIT AGREEMENT


                                        among


                               UNIVERSAL OUTDOOR, INC.


                            VARIOUS LENDING INSTITUTIONS,

                               LA SALLE NATIONAL BANK,
                                     AS CO-AGENT

                                         and

                                BANKERS TRUST COMPANY,
                                       AS AGENT


                             ---------------------------


                              Dated as of March 29, 1996

                             ---------------------------

                                     $87,500,000

- - ------------------------------------------------------------------------------
- - ------------------------------------------------------------------------------

                                  TABLE OF CONTENTS
                                  -----------------


                                                                        PAGE

SECTION 1.  Amount and Terms of Credit . . . . . . . . . . . . . .       1
    1.01  Commitment . . . . . . . . . . . . . . . . . . . . . . .       1
    1.02  Minimum Borrowing Amounts, etc.. . . . . . . . . . . . .       2
    1.03  Notice of Borrowing. . . . . . . . . . . . . . . . . . .       2
    1.04  Disbursement of Funds. . . . . . . . . . . . . . . . . .       2
    1.05  Note . . . . . . . . . . . . . . . . . . . . . . . . . .       3
    1.06  Conversions. . . . . . . . . . . . . . . . . . . . . . .       4
    1.07  Pro Rata Borrowings. . . . . . . . . . . . . . . . . . .       4
    1.08  Interest . . . . . . . . . . . . . . . . . . . . . . . .       5
    1.09  Interest Periods . . . . . . . . . . . . . . . . . . . .       5
    1.10  Increased Costs, Illegality, etc.. . . . . . . . . . . .       7
    1.11  Compensation . . . . . . . . . . . . . . . . . . . . . .       9
    1.12  Change of Lending Office . . . . . . . . . . . . . . . .       9

SECTION 2.  Replacement Banks. . . . . . . . . . . . . . . . . . .       9
    2.01  Replacement of Banks . . . . . . . . . . . . . . . . . .       9

SECTION 3.  Fees; Commitments. . . . . . . . . . . . . . . . . . .      10
    3.01  Fees . . . . . . . . . . . . . . . . . . . . . . . . . .      10
    3.02  Voluntary Reduction of Commitments . . . . . . . . . . .      11
    3.03  Mandatory Adjustments of Commitments, etc. . . . . . . .      11

SECTION 4.  Payments . . . . . . . . . . . . . . . . . . . . . . .      12
    4.01  Voluntary Prepayments. . . . . . . . . . . . . . . . . .      12
    4.02  Mandatory Prepayments. . . . . . . . . . . . . . . . . .      12
    4.03  Method and Place of Payment. . . . . . . . . . . . . . .      16
    4.04  Net Payments . . . . . . . . . . . . . . . . . . . . . .      16

SECTION 5.  Conditions Precedent . . . . . . . . . . . . . . . . .      18
    5.01  Execution of Agreement . . . . . . . . . . . . . . . . .      18
    5.02  No Default; Representations and Warranties . . . . . . .      18
    5.03  Officer's Certificate. . . . . . . . . . . . . . . . . .      18

                                         (i)

    5.04  Opinions of Counsel. . . . . . . . . . . . . . . . . . . . .   18
    5.05  Corporate Proceedings. . . . . . . . . . . . . . . . . . . .   19
    5.06  Plans; etc . . . . . . . . . . . . . . . . . . . . . . . .     19
    5.07  Adverse Change, etc. . . . . . . . . . . . . . . . . . . . .   20
    5.08  Litigation . . . . . . . . . . . . . . . . . . . . . . . .     20
    5.09  Approvals. . . . . . . . . . . . . . . . . . . . . . . . . .   20
    5.10  Holdings Restructuring . . . . . . . . . . . . . . . . . .     21
    5.11  Acquisition. . . . . . . . . . . . . . . . . . . . . . . . .   21
    5.12  Security Documents . . . . . . . . . . . . . . . . . . . .     21
    5.13  Solvency . . . . . . . . . . . . . . . . . . . . . . . . .     23
    5.14  Insurance Policies . . . . . . . . . . . . . . . . . . . .     23
    5.15  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
    5.16  Environmental Reports. . . . . . . . . . . . . . . . . . . .   23
    5.17  Consent Letter . . . . . . . . . . . . . . . . . . . . . .     23
    5.18  RF Credit Agreement. . . . . . . . . . . . . . . . . . . . .   23
    5.19  Adjusted EBITDA. . . . . . . . . . . . . . . . . . . . . . .   23
    5.20  Tested Borrowings. . . . . . . . . . . . . . . . . . . . . .   23

SECTION 6.  Representations, Warranties and Agreements . . . . . . .     24
    6.01  Corporate Status . . . . . . . . . . . . . . . . . . . . .     24
    6.02  Corporate Power and Authority. . . . . . . . . . . . . . . .   24
    6.03  No Violation . . . . . . . . . . . . . . . . . . . . . . .     24
    6.04  Litigation . . . . . . . . . . . . . . . . . . . . . . . .     25
    6.05  Use of Proceeds; Margin Regulations. . . . . . . . . . . . .   25
    6.06  Governmental Approvals . . . . . . . . . . . . . . . . . .     25
    6.07  Investment Company Act . . . . . . . . . . . . . . . . . .     25
    6.08  Public Utility Holding Company Act . . . . . . . . . . . .     25
    6.09  True and Complete Disclosure . . . . . . . . . . . . . . .     26
    6.10  Financial Condition; Financial Statements. . . . . . . . . .   26
    6.11  Security Interests . . . . . . . . . . . . . . . . . . . .     27
    6.12  Representations and Warranties in Transaction Documents. . .   27
    6.13  Consummation of Transaction. . . . . . . . . . . . . . . . .   28
    6.14  Tax Returns and Payments . . . . . . . . . . . . . . . . .     28
    6.15  Compliance with ERISA. . . . . . . . . . . . . . . . . . . .   28
    6.16  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .     29
    6.17  Patents, etc.. . . . . . . . . . . . . . . . . . . . . . . .   29
    6.18  Pollution and Other Regulations. . . . . . . . . . . . . . .   29
    6.19  Properties . . . . . . . . . . . . . . . . . . . . . . . .     30
    6.20  Labor Relations. . . . . . . . . . . . . . . . . . . . . . .   31
    6.21  Existing Indebtedness. . . . . . . . . . . . . . . . . . . .   31

                                         (ii)

SECTION 7.  Affirmative Covenants. . . . . . . . . . . . . . . . . . .   31
    7.01  Information Covenants. . . . . . . . . . . . . . . . . . . .   31
    7.02  Books, Records and Inspections . . . . . . . . . . . . . .     34
    7.03  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .   34
    7.04  Payment of Taxes . . . . . . . . . . . . . . . . . . . . .     35
    7.05  Consolidated Corporate Franchises. . . . . . . . . . . . . .   35
    7.06  Compliance with Statutes, etc. . . . . . . . . . . . . . .     35
    7.07  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    7.08  Good Repair. . . . . . . . . . . . . . . . . . . . . . . . .   36
    7.09  End of Fiscal Years; Fiscal Quarters . . . . . . . . . . .     36
    7.10  Additional Security; Further Assurances. . . . . . . . . . .   36
    7.11  Corporate Separateness . . . . . . . . . . . . . . . . . .     38
    7.12  Interest Rate Agreement. . . . . . . . . . . . . . . . . . .   38
    7.13  Compliance with Environmental Laws . . . . . . . . . . . .     38

SECTION 8.  Negative Covenants . . . . . . . . . . . . . . . . . . .     39
    8.01  Changes in Business. . . . . . . . . . . . . . . . . . . . .   39
    8.02  Consolidation, Merger, Sale or Purchase of Assets, etc.. . .   39
    8.03  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
    8.04  Indebtedness . . . . . . . . . . . . . . . . . . . . . . .     43
    8.05  Capital Expenditures . . . . . . . . . . . . . . . . . . .     43
    8.06  Investments and Loans. . . . . . . . . . . . . . . . . . . .   44
    8.07  Subsidiaries; etc. . . . . . . . . . . . . . . . . . . . .     44
    8.08  Prepayments of Indebtedness, etc.. . . . . . . . . . . . . .   44
    8.09  Dividends, etc.. . . . . . . . . . . . . . . . . . . . . . .   45
    8.10  Transactions with Affiliates . . . . . . . . . . . . . . .     46
    8.11  Fixed Charge Coverage Ratio. . . . . . . . . . . . . . . . .   47
    8.12  Minimum Adjusted EBITDA. . . . . . . . . . . . . . . . . . .   47
    8.13  Borrower Leverage Ratio. . . . . . . . . . . . . . . . . . .   47

SECTION 9.  Events of Default. . . . . . . . . . . . . . . . . . . . .   47
    9.01  Payments . . . . . . . . . . . . . . . . . . . . . . . . .     47
    9.02  Representations, etc.. . . . . . . . . . . . . . . . . . . .   47
    9.03  Covenants. . . . . . . . . . . . . . . . . . . . . . . . . .   48
    9.04  Default Under Other Agreements . . . . . . . . . . . . . .     48
    9.05  Bankruptcy, etc. . . . . . . . . . . . . . . . . . . . . .     48
    9.06  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
    9.07  Security Documents . . . . . . . . . . . . . . . . . . . .     49
    9.08  Holdings . . . . . . . . . . . . . . . . . . . . . . . . .     49
    9.09  Judgments. . . . . . . . . . . . . . . . . . . . . . . . . .   51
    9.10  RF Credit Agreement. . . . . . . . . . . . . . . . . . . . .   51

                                        (iii)

SECTION 10.  Definitions . . . . . . . . . . . . . . . . . . . . . .     51

SECTION 11.  The Agent . . . . . . . . . . . . . . . . . . . . . . .     75
    11.01  Appointment . . . . . . . . . . . . . . . . . . . . . . .     75
    11.02  Nature of Duties. . . . . . . . . . . . . . . . . . . . . .   75
    11.03  Lack of Reliance on the Agent . . . . . . . . . . . . . .     75
    11.04  Certain Rights of the Agent . . . . . . . . . . . . . . .     76
    11.05  Reliance. . . . . . . . . . . . . . . . . . . . . . . . . .   76
    11.06  Indemnification . . . . . . . . . . . . . . . . . . . . .     76
    11.07  The Agent in Its Individual Capacity. . . . . . . . . . . .   77
    11.08  Holders . . . . . . . . . . . . . . . . . . . . . . . . .     77
    11.09  Resignation by the Agent. . . . . . . . . . . . . . . . . .   77

SECTION 12.  Miscellaneous 78
    12.01  Payment of Expenses, etc. . . . . . . . . . . . . . . . .     78
    12.02  Right of Setoff . . . . . . . . . . . . . . . . . . . . .     78
    12.03  Notices . . . . . . . . . . . . . . . . . . . . . . . . .     79
    12.04  Benefit of Agreement. . . . . . . . . . . . . . . . . . . .   79
    12.05  No Waiver; Remedies Cumulative. . . . . . . . . . . . . . .   81
    12.06  Payments Pro Rata . . . . . . . . . . . . . . . . . . . .     81
    12.07  Calculations; Computations. . . . . . . . . . . . . . . . .   82
    12.08  Governing Law; Submission to Jurisdiction; Venue; Waiver of
             Jury Trial. . . . . . . . . . . . . . . . . . . . . . . .   82
    12.09  Counterparts. . . . . . . . . . . . . . . . . . . . . . . .   83
    12.10  Effectiveness . . . . . . . . . . . . . . . . . . . . . .     83
    12.11  Headings Descriptive. . . . . . . . . . . . . . . . . . . .   84
    12.12  Amendment or Waiver . . . . . . . . . . . . . . . . . . .     84
    12.13  Survival. . . . . . . . . . . . . . . . . . . . . . . . . .   84
    12.14  Domicile of Loans . . . . . . . . . . . . . . . . . . . .     84
    12.15  Confidentiality . . . . . . . . . . . . . . . . . . . . .     84


ANNEX I        --   Commitments
ANNEX II       --   Bank Addresses
ANNEX III      --   Government Approvals
ANNEX IV       --   Subsidiaries
ANNEX V        --   Properties
ANNEX VI       --   Existing Indebtedness
ANNEX VII      --   Insurance Policies
ANNEX VIII     --   Existing Liens
ANNEX IX       --   Management Fees

                                         (iv)

EXHIBIT A      --   Form of Notice of Borrowing
EXHIBIT B-1    --   Form of Term Note
EXHIBIT B-2    --   Form of AR Note
EXHIBIT C-1    --   Form of Opinion of Counsel for the Borrower
EXHIBIT C-2    --   Form of Opinion of White & Case
EXHIBIT D      --   Form of Officers' Certificate
EXHIBIT E      --   Form of Borrower Pledge Agreement
EXHIBIT F      --   Form of Security Agreement
EXHIBIT G      --   Form of UOH Pledge Agreement
EXHIBIT H      --   Form of Solvency Opinion
EXHIBIT I      --   Form of Consent Letter
EXHIBIT J      --   Pro Forma Calculation for Tested Borrowings
EXHIBIT K      --   Adjusted EBITDA
EXHIBIT L      --   Form of Assignment Agreement



                                         (v)

               ACQUISITION CREDIT AGREEMENT, dated as March 29, 1996, among UNIVERSAL OUTDOOR, INC. (the "Borrower"), an Illinois corporation, the lending institutions listed from time to time on Annex I hereto (each a "Bank" and, collectively, the "Banks"), LA SALLE NATIONAL BANK, as Co-Agent and BANKERS TRUST COMPANY, as agent (the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.


                                W I T N E S S E T H :
                                - - - - - - - - - -

               WHEREAS, subject to and upon the terms and conditions set forth herein, the Banks are willing to make available to the Borrower the credit facilities provided for herein;


          NOW, THEREFORE, IT IS AGREED:

          SECTION 1.  AMOUNT AND TERMS OF CREDIT.

               1.011 COMMITMENT. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees to make a loan or loans (each a "Loan" and, collectively, the "Loans") to the Borrower, which Loans shall be drawn, to the extent such Bank has a commitment under such Facility, under the Term Facility and the AR Facility, as set forth below:

               (a) Loans under the Term Facility (each a "Term Loan" and, collectively, the "Term Loans") (i) shall be made pursuant to a single drawing which shall be on the Initial Borrowing Date, (ii) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such Term Loans pursuant to Section 1.06) and (iii) shall not exceed in aggregate principal amount for any Bank at the time of occurrence thereof the Term Commitment, if any, of such Bank. Once repaid, Term Loans may not be reborrowed.

               (b) Loans under the AR Facility (each an "AR Loan" and, collectively, the "AR Loans") (i) shall be made at any time and from time to time on and after the Initial Borrowing Date and prior to the AR Termination Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (x) all AR
     Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Loans of the same Type and (y)
     AR Loans maintained as Eurodollar Loans may not be incurred prior to the Syndication Date, (iii) may be repaid and, prior to the AR Termination Date, be reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with the aggregate outstanding principal amount of all other AR Loans of such Bank, equals the AR Commitment, if any, of such Bank at such time.

               1.012 MINIMUM BORROWING AMOUNTS, ETC. The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than seven Borrowings of Eurodollar Loans hereunder and under the RF Credit Agreement.

               1.013 NOTICE OF BORROWING. (a) Whenever the Borrower desires to incur Loans under any Facility, it shall give the Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each a "Notice of Borrowing") shall be in the form of Exhibit A and shall be irrevocable and shall specify (i) the Facility pursuant to which such Borrowing is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of Base Rate Loans or (to the extent permitted) Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

               (b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephonic notice.

               1.014 DISBURSEMENT OF FUNDS. (a) No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Bank with a Commitment under the respective Facility will make available its PRO RATA share (as provided in Section 1.07) of each Borrowing requested to be made on such date in the manner provided below. All such amounts shall be made available to the Agent in U.S. dollars and immediately available funds at the Payment Office and the Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent its portion of the

Borrowing or Borrowings to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made available same to the Borrower, the Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Effective Rate or
(y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

               (b) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

               1.015 NOTES. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made to it by each Bank shall be evidenced (i) if Term Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each a "Term Note" and, collectively, the "Term Notes") and (ii) if AR Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each an "AR Note" and, collectively, the "AR Notes").

               (b) The Term Note issued to each Bank that makes a Term Loan shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Term Loans made by such Bank on the Initial Borrowing Date (or subsequently purchased by such Bank) and be payable in the principal amount of Term Loans evidenced thereby, (iv) mature on the Final Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby,
(vi) be subject to mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

               (c)  The AR Note issued to each Bank with an AR Commitment shall
(i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the AR Commitment of such Bank and be payable in the principal amount of the AR Loans evidenced thereby, (iv) mature on the Final Maturity Date, (v) bear interest as provided in the appropriate clause of Section

1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section
4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

               (d) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

               1.016 CONVERSIONS. The Borrower shall have the option to convert on any Business Day occurring on and after the Syndication Date all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing pursuant to a single Facility into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans if any violation of Section 9.01 or any Event of Default is then in existence to the extent that the Agent or the Required Banks have determined that any such conversion at such time would be disadvantageous to the Banks and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower giving the Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three Business Days' (or two Business Days', in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

               1.017 PRO RATA BORROWINGS. All Loans under this Agreement shall be made by the Banks PRO RATA on the basis of their Term Commitments or AR Commitments, as the case may be, provided at any time that a Bank with an AR Commitment is a Defaulting Bank, AR Loans will be incurred from the Banks with AR Commitments that are Non-Defaulting Banks PRO RATA on the basis of their AR Commitments. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

               1.018 INTEREST. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

               (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.

               (c) All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Base Rate Margin, provided that no Loan shall bear interest after maturity (whether by acceleration or otherwise) at a rate per annum less than 2% plus the rate of interest applicable thereto at maturity.

               (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each February, May, August and November, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment or conversion (other than the prepayment and conversion of Base Rate AR Loans) (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

               (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

               (f) The Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

               1.019 INTEREST PERIODS. (a) At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

               (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

               (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

               (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

               (iv) no Interest Period shall extend beyond the Final Maturity Date;

               (v) no Interest Period with respect to any Borrowing of Term Loans or AR Loans, respectively, may be elected that would extend beyond any date upon which a Scheduled Repayment is required to be made in respect of such Loans if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans or AR Loans, as the case may be, maintained as Eurodollar Loans with Interest Periods ending after such date would exceed the aggregate principal amount of Term Loans or AR Loans, as the case may be, permitted to be outstanding after such Scheduled Repayment; and

               (vi) no Interest Period may be elected at any time when a violation of Section 9.01 or an Event of Default is then in existence if the Agent or the Required Banks have determined that such an election at such time would be disadvantageous to the Banks.

               (b) If upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

               1.10 INCREASED COSTS, ILLEGALITY, ETC. (a) In the event that (x) in the case of clause (i) below, the Agent or (y) in the case of clauses
     (ii) and (iii) below, any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

               (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

               (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting such Bank, the interbank Eurodollar market or the position of such Bank in such market; or

               (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

               (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or (iii), or
(ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan, provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

               (c) If any Bank shall have determined that after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

               1.11 COMPENSATION. (a) The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding in any event the loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an

Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

               (b) Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10 or 4.04 is given by any Bank more than 180 days after such Bank obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs of the type described in such Section, such Bank shall not be entitled to compensation under Section 1.10 or 4.04 for any amounts incurred or accruing prior to the giving of such notice to the Borrower.

               1.12 CHANGE OF LENDING OFFICE. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), 1.10(c) or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section
1.10 or 4.04.

               SECTION 2.  REPLACEMENT BANKS.

               1.021 REPLACEMENT OF BANKS. (w) Upon any RF Bank being replaced under Section 1.13 of the RF Credit Agreement, (x) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c) or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs in excess of those being generally charged by the other Banks, (y) if a Bank becomes a Defaulting Bank and/or (z) in the case of a refusal by a Bank to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Banks or Super Majority Banks, as the case may be, as provided in Section 12.12, the Borrower shall have the right, if no Default or Event of Default then exists, to replace (and, in the case of clause (w) above, shall replace) such Bank (the "Replaced Bank") with one or more other transferee or transferees who shall be acceptable to the Agent and none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank") reasonably acceptable to the Agent, provided that (i) any Bank replaced pursuant to this Section 2.01 must also be replaced as an RF Bank at the same time under Section 1.13 of the RF Credit Agreement by the same Replacement Bank (and in the same pro rata amounts if more than one Replacement
Bank), (ii) any Bank that is replaced as an RF Bank pursuant to Section 1.13 of the RF Credit Agreement must also be replaced at the same time as a Bank hereunder by the same Replacement Bank (and in the same pro rata amounts if more than one Replacement Bank), (iii) at the time of any replacement pursuant to this Section 2.01, the

Replacement Bank shall enter into one or more Assignment Agreements pursuant to
Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of the Replaced Bank and, in connection therewith, shall pay to the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 and (iv) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (iii) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (iii) and (iv) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions applicable to the Replaced Bank under this Agreement, which shall survive as to such Replaced Bank.

               SECTION 3.  FEES; COMMITMENTS.

               1.031 FEES. (a) The Borrower agrees to pay to the Agent a commitment commission ("Commitment Commission") for the account of each Non-Defaulting Bank with an AR Commitment for the period from and including the Initial Borrowing Date to, but not including, the AR Termination Date, or, if earlier, the date upon which the Total AR Commitment has been terminated, computed at a rate for each day equal to 1/2 of 1% per annum on such Bank's unutilized AR Commitment on such day. Such Commitment Commission shall be due and payable in arrears on the last Business Day of each February, May, August and November and on the AR Termination Date.

               (b) The Borrower shall pay to the Agent (x) on the Initial Borrowing Date for its own account and/or for distribution to the Banks such fees as heretofore agreed by the Borrower and the Agent and (y) for its own account such other fees as agreed to between the Borrower and the Agent, when and as due.

               (c)  All computations of Fees shall be made in accordance with
Section 12.07(b).

               1.032 VOLUNTARY REDUCTION OF COMMITMENTS. Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the unutilized Total AR Commitment, provided that (x) any such termination shall apply to proportionately and permanently reduce the AR Commitment of each Bank, (y) no such reduction shall reduce any Non-Defaulting Bank's AR Commitment to an amount that is less than the outstanding AR Loans of such Bank and (z) any partial reduction pursuant to this
Section 3.02 shall be in the amount of at least $1,000,000.

               1.033 MANDATORY ADJUSTMENTS OF COMMITMENTS, ETC. (a) The Total Commitment (and the Term Commitment and AR Commitment of each Bank) shall terminate on the Expiration Date unless the Initial Borrowing Date has occurred on or before such date.

               (b) The Total Term Commitment shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the making of the Term Loans on such date).

               (c) The Total AR Commitment (and the AR Commitment of each Bank) shall terminate on the earliest of (x) the AR Termination Date, (y) the Revolving Facility Termination Date and (z) the date on which any Change of Control occurs.

               (d) The Total AR Commitment shall be reduced at the time that any required mandatory repayment of Term Loans would be made prior to the AR Termination Date pursuant to Section 4.02(A)(c), (d), (e) or (f) if Term Loans were then outstanding in an amount, if any, by which the amount of such required repayment (determined as if an unlimited amount of Term Loans were then outstanding) exceeds the aggregate amount of Term Loans then outstanding.

               (e) Each partial reduction of the Total AR Commitment pursuant to this Section 3.03 shall apply proportionately to the AR Commitment, if any, of each Bank.

               SECTION 4.  PAYMENTS.

               1.041 VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrower shall give the Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans or AR Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower at least one Business Day prior to the date of such prepayment with respect to Base Rate Loans and two Business Days prior to the date of such prepayment with respect to Eurodollar Loans, which notice shall promptly be transmitted by the Agent to each of the Banks; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $500,000 and, if greater in an integral multiple of $100,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Eurodollar Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11; (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans, provided, that at the Borrower's election in connection with any prepayment of AR Loans pursuant to this Section 4.01 prior to the AR Termination Date, such prepayment shall not be applied to any AR Loans of a Defaulting Bank; and (v) each prepayment of Term Loans or, to the extent made after the AR Termination Date, AR Loans pursuant to this Section 4.01 shall reduce the remaining Scheduled Repayments of the Term Loans or AR Loans, as the case may be, on a PRO RATA basis (based upon the then remaining principal amount of each such Scheduled Repayment).

               1.042  MANDATORY PREPAYMENTS.

               (A)  REQUIREMENTS:

               (a) (i) If on any date prior to the AR Termination Date the aggregate outstanding principal amount of AR Loans made by Non-Defaulting Banks exceeds the Adjusted Total AR Commitment as then in effect, the Borrower shall repay on such date the principal of AR Loans of Non-Defaulting Banks in an aggregate amount equal to such excess.

               (ii) If on any date prior to the AR Termination Date the aggregate outstanding principal amount of the AR Loans made by a Defaulting Bank exceeds the AR Commitment of such Defaulting Bank, the Borrower shall repay principal of the AR Loans of such Defaulting Bank in an amount equal to such excess.

               (b) (I) On each date set forth below, the Borrower shall be required to repay the principal amount of Term Loans set forth opposite such date (each such repayment, together with each repayment of AR Loans required by clause (b)(II) below, a "Scheduled Repayment"):

Date                                                        Amount
- - ----                                                        ------

September 30, 1996                                          $2,666,000
December 31, 1996                                           $2,666,000
March 31, 1997                                              $2,668,000
June 30, 1997                                               $2,250,000
September 30, 1997                                          $2,250,000
December 31, 1997                                           $2,250,000
March 31, 1998                                              $2,250,000
June 30, 1998                                               $2,500,000
September 30, 1998                                          $2,500,000
December 31, 1998                                           $2,500,000
March 31, 1999                                              $2,500,000
June 30, 1999                                               $2,750,000
September 30, 1999                                          $2,750,000

Date                                                        Amount
- - ----                                                        ------
December 31, 1999                                           $2,750,000
March 31, 2000                                              $2,750,000
June 30, 2000                                               $3,000,000
September 30, 2000                                          $3,000,000
December 31, 2000                                           $3,000,000
March 30, 2001                                              $3,000,000
June 30, 2001                                               $3,000,000
September 30, 2001                                          $3,000,000
December 31, 2001                                           $3,000,000
March 31, 2002                                              $3,000,000
June 30, 2002                                               $3,250,000
September 30, 2002                                          $3,250,000
December 31, 2002                                           $3,250,000
Final Maturity Date                                         $3,250,000

          (II) On each date set forth below, the Borrower shall be required to repay the AR Repayment Percentage of the principal amount of AR Loans set forth opposite such date:

     Repayment Date                                         Amount
     --------------                                         -----

     June 30, 1999                                          $625,000
     September 30, 1999                                     $625,000
     December 31, 1999                                      $625,000
     March 31, 2000                                         $625,000
     June 30, 2000                                          $750,000
     September 30, 2000                                     $750,000
     December 31, 2000                                      $750,000
     March 31, 2001                                         $750,000
     June 30, 2001                                          $750,000
     September 30, 2001                                     $750,000
     December 31, 2001                                      $750,000
     March 31, 2002                                         $750,000
     June 30, 2002                                          $1,000,000
     September 30, 2002                                     $1,000,000
     December 31, 2002                                      $1,000,000
     Final Maturity Date                                    $1,000,000

          (c) On the Business Day following the date of receipt thereof by Holdings, the Borrower and/or any of its Subsidiaries of the Cash Proceeds from any Asset Sale, an amount equal to 100% of the Net Cash Proceeds from such Asset Sale shall be applied as a mandatory repayment of FIRST, the principal of the then outstanding Term Loans and SECOND, if no Term Loans are outstanding and the AR Termination Date has occurred, the principal of the then outstanding AR Loans, provided that such Net Cash Proceeds from Permitted Asset Sales shall not be required to be used to so repay Loans to the extent the Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in Reinvestment Assets (a "Reinvestment Election"). The Borrower may exercise its Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset Sale if (x) no Default or Event of Default exists and (y) the Borrower delivers a Reinvestment Notice to the Agent on the Business Day following the date of the consummation of the respective Asset Sale, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Asset Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.

          (d) On the date of the receipt thereof by Holdings or the Borrower, as the case may be, an amount equal to 75% of the proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) of any sale or issuance of equity by Holdings or the Borrower, respectively (other than equity issued to management and other employees of Holdings, the Borrower or its Subsidiaries, the exercise of any warrants outstanding on the Initial Borrowing Date and/or any amount of cash received by Holdings or the Borrower in connection with any capital contributions made by the Existing UOH Stockholders) shall be applied as a mandatory repayment of FIRST, the principal of the then outstanding Term Loans and SECOND, if no Term Loans are outstanding and the AR Termination Date has occurred, the principal of the then outstanding AR Loans provided that the first $5,000,000 of such proceeds in the aggregate do not have to be so applied to repay Loans.

          (e) On each date which is 90 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year ending on December 31, 1997), 50% of Excess Cash Flow for the fiscal year then last ended shall be applied as a mandatory repayment of FIRST, the principal of the then outstanding Term Loans and SECOND, if no Term Loans are outstanding and the AR Termination Date has occurred, the principal of the then outstanding AR Loans.

          (f) On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a repayment of FIRST, the principal of the then outstanding Term Loans and SECOND, if no Term Loans are outstanding and the AR Termination Date has occurred, the principal of the then outstanding AR Loans.

          (g) On the date on which any Change of Control occurs, the outstanding principal amount of all Loans shall become due and payable in full.

          (h) On the Revolving Facility Termination Date, the outstanding principal amount of all Loans shall become due and payable in full.

          (B)  APPLICATION:

          (a) Each mandatory repayment of Term Loans and AR Loans required to be made pursuant to Sections 4.02(A) (other than pursuant to clause (a) or (b) thereof) shall be applied to reduce the Scheduled Repayments of Term Loans and AR Loans, respectively, on a PRO RATA basis (based upon the then remaining outstanding principal amount of each such Scheduled Repayment of Term Loans and AR Loans, respectively).

          (b) With respect to each prepayment of Loans required by Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, provided that (i) Eurodollar Loans may so be designated for prepayment pursuant to this Section 4.02 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans made pursuant to such Facility with Interest Periods ending on such date of required prepayment and all Base Rate Loans made pursuant to such Facility have been paid in full; (ii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immediately converted into Base Rate Loans; (iii) each prepayment of any AR Loans made by Non-Defaulting Banks pursuant to a Borrowing shall be applied PRO RATA among such AR Loans; and (iv) each prepayment of any AR Loans made by Defaulting Banks pursuant to a Borrowing shall be applied PRO RATA among such AR Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

          1.043 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent for the ratable (based on its PRO RATA share) account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written notice by the Borrower to the Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

          1.044 NET PAYMENTS. (a) All payments made by the Borrower hereunder, under any Note or any other Credit Document, will be made without setoff, counterclaim or other defense. Except as provided for in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein

(but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income (or any franchise tax) of a Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder, under any Note or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note or in such other Credit Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, then the Borrower shall also reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or of any political subdivision or taxing authority of any such jurisdiction and for any withholding of income or similar taxes imposed by the United States of America as such Bank shall determine are payable by, or withheld from, such Bank in respect of Taxes paid to or on behalf of such Bank pursuant to this or the preceding sentence. The Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Agent and each Bank, and reimburse the Agent or such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Bank.

          (b) Each Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes agrees (i) to provide to the Borrower on or prior to the Initial Borrowing Date two original signed copies of Internal Revenue Service Form 4224 or Form 1001 certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement, under any Note and under any other Credit Document and (ii) that, (x) to the extent legally entitled to do so, with respect to a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04 hereof (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), upon the date of such assignment or transfer to such Bank, and (y) with respect to any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes (including, without limi-tation, any assignee or transferee), from time to time, upon the reasonable request by the Borrower or the Agent after the Initial Borrowing Date, such Bank will provide to each of the Borrower and the Agent two original signed copies of Internal Revenue Service Form 4224 or Form 1001 (or any successor forms) certifying to such Bank's entitlement to a complete exemption from, or reduction in, United States withholding tax with respect to payments to be made under this Agreement, under any Note and under any other Credit Document. Notwithstanding anything to the contrary contained in Section 4.04(a), the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder (without any obligation under Section 4.04(a) to pay the respective Bank such taxes or any additional amounts with respect thereto) for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and which has not provided to the Borrower such forms required to be provided to the Borrower by a Bank pursuant to the first sentence of this Section 4.04(b), provided that if the Borrower shall so deduct or withhold any such taxes, it shall provide a statement to the Agent and such Bank, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Bank may reasonably request for assisting such Bank in obtaining any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Bank is subject to tax. Notwithstanding anything to the contrary contained in the preceding sentence, the Borrower agrees to indemnify each Bank in the manner set forth in
Section 4.04(a) in respect of any amounts deducted or withheld by it as described in the previous sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

          SECTION 5. CONDITIONS PRECEDENT. The obligation of the Banks to make each Loan hereunder is subject, at the time of each such Credit Event (except as otherwise hereinafter indicated), to the satisfaction of each of the following conditions:

          1.051 EXECUTION OF AGREEMENT. On or prior to the Initial Borrowing Date, (i) this Agreement shall have become effective as provided in Section
12.10 and (ii) there shall have been delivered to the Agent for the account of each Bank the appropriate Term Note and/or AR Note, in each case, executed by the Borrower, and in the amount, maturity and as otherwise provided herein.

          1.052 NO DEFAULT; REPRESENTATIONS AND WARRANTIES. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier date.

          1.053 OFFICER'S CERTIFICATE. On the Initial Borrowing Date, the Agent shall have received a certificate dated such date signed by the President or any Vice President of the Borrower stating that all of the applicable conditions set forth in Sections 5.02, 5.09, 5.10 and 5.11 exist as of such date.

          1.054 OPINIONS OF COUNSEL. On the Initial Borrowing Date, the Agent shall have received opinions, addressed to the Agent, and each of the Banks and dated the Initial Borrowing Date, from (i) Winston & Strawn, counsel to the Borrower, which opinion shall cover the matters contained in Exhibit C-1 hereto,
(ii) White & Case, special counsel to the Agent, which opinion shall cover the matters contained in Exhibit C-2 hereto and (iii) from local counsel satisfactory to the Agent as the Agent may request, which opinions shall cover the perfection of the security interests granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein as the Agent may reasonably request and shall be in form and substance satisfactory to the Agent.

          1.055 CORPORATE PROCEEDINGS. (a) On the Initial Borrowing Date, the Agent shall have received from the Borrower a certificate, dated the Initial Borrowing Date, signed by the President or any Vice-President of the Borrower in the form of Exhibit D with appropriate insertions and deletions, together with copies of the certificate of formation, the by-laws, or other organizational documents of the Borrower and the resolutions, or such other administrative approval, of the Borrower referred to in such certificate and all of the foregoing (including each such certificate of formation, certificate of incorporation and by-laws) shall be satisfactory to the Agent.

          (b) On the Initial Borrowing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agent may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

          1.056 PLANS; ETC. On or prior to the Initial Borrowing Date, there shall have been made available to the Agent, copies, certified as true and correct by an appropriate officer of the Borrower of:

          (i) any Plans, and for each Plan (x) that is a "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) the most recently completed actuarial valuation prepared therefor by such Plan's regular enrolled actuary and the Schedule B, "Actuarial Information" to the Internal Revenue Service Form 5500 (Annual Report) most recently filed with the Internal Revenue Service and (y) that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), each of the documents referred to in clause
     (x) either in the possession of Holdings, the Borrower or any of its Subsidiaries, or any ERISA Affiliate or reasonably available thereto from the sponsor or trustees of such Plan;

          (ii) all agreements evidencing or relating to Existing Indebtedness (the "Existing Indebtedness Agreements");

          (iii) all agreements entered into by Holdings, the Borrower or any of its Subsidiaries governing the terms and relative rights of its capital stock, and any agreements entered into by members or shareholders relating to any such entity with respect to their capital stock (collectively, the "Shareholders' Agreements");

          (iv) any agreement with members of, or with respect to, the management of Holdings, the Borrower or any of its Subsidiaries (collectively, the "Management Agreements"); and

          (v) any employment agreements entered into by Holdings, the Borrower or any of its Subsidiaries (collectively, the "Employment Agreements");

all of which Plans, Existing Indebtedness Agreements, Shareholders' Agreements, Management Agreements and Employment Agreements shall be in form and substance satisfactory to the Agent.

          1.057 ADVERSE CHANGE, ETC. From December 31, 1995 (May 31, 1995 in the case of NOA and its Subsidiaries) to the Initial Borrowing Date, nothing shall have occurred (and neither the Banks nor the Agent shall have become aware of any facts or conditions not previously known) which the Agent or the Required Banks shall determine (a) has, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Banks or the Agent, or on the ability of the Borrower to perform its obligations to them, or (b) has, or is reasonably likely to have, a Material Adverse Effect.

          1.058 LITIGATION. On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to this Agreement or any other Document or the transactions contemplated hereby or thereby (including the Transaction) or (b) which the Agent or the Required Banks shall determine has, or is reasonably likely to have (i) a Material Adverse Effect or (ii) a material adverse effect on the rights or remedies of the Banks hereunder or under any other Credit Document or on the ability of the Borrower to perform its obligations to the Banks hereunder or under any other Credit Document or upon the ability of the parties to consummate the Transaction.

          1.059 APPROVALS. On the Initial Borrowing Date, all material necessary governmental and third party approvals in connection with the transactions contemplated by the Credit Documents and the other Transaction Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents such transactions or imposes, in the reasonable judgment of the Required Banks or the Agent, materially adverse conditions upon the consummation of such transactions. In addition, the Agent shall have received evidence satisfactory to it that all permits, leases, licenses and consents material to the operations of Naegele and its Subsidiaries and of the Borrower and its Subsidiaries shall remain in effect after giving effect to the Transaction and/or shall have been obtained.

          5.10 HOLDINGS RESTRUCTURING. On or prior to the Initial Borrowing Date, there shall have been delivered to the Banks true and correct copies of the UOH-Kelso Agreements, and all terms of the UOH-Kelso Agreements and all other related documents shall be reasonably satisfactory to the Agent. The UOH-Kelso Agreements (and the transactions contemplated thereby) shall have been duly approved by the board of directors and the stockholders of Holdings, and the UOH-Kelso Agreements shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. Each of the conditions precedent to the obligation of Kelso to purchase Holdings capital stock as set forth in the UOH-Kelso Agreements shall have been satisfied, or waived, all to the reasonable satisfaction of the Agent, and concurrently with the making of the Term Loans, Kelso shall have consummated its purchase of Holdings' capital stock for at least $30 million in cash in accordance with the Kelso-UOH Agreements and all applicable laws, rules and regulations.

          5.11 ACQUISITION. On or prior to the Initial Borrowing Date, there shall have been delivered to the Banks true and complete copies of the Acquisition Documents and all terms of the Acquisition Agreement and of the other Acquisition Documents shall be reasonably satisfactory to the Agent. Each of the conditions precedent to the obligation of the Borrower to consummate the Acquisition shall have been satisfied, or waived, all to the reasonable satisfaction of the Agent and, concurrently with the making of the Term Loans, the Borrower shall have consummated the Acquisition in accordance with the Acquisition Agreement and all applicable laws, rules and regulations.

          5.12 SECURITY DOCUMENTS. (a) On the Initial Borrowing Date, the Borrower shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit E (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Borrower Pledge Agreement"), and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificates representing the Pledged Securities referred to therein, accompanied by executed and undated stock powers, and the Borrower's Pledge Agreement shall be in full force and effect.

          (b) On the Initial Borrowing Date, the Borrower and shall have duly authorized, executed and delivered a Security Agreement substantially in the form of Exhibit F (as modified, supplemented or amended from time to time in accordance with the terms thereof and hereof, the "Security Agreement") covering all of the Borrower's present and future Security Agreement Collateral, in each case together with:

          (i) executed copies of Financing Statements (Form UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

          (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name the Borrower as debtor and that are filed in the jurisdictions referred to in clause (i), together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Agent and (y) to the extent evidencing liens permitted pursuant to Section 8.03);

          (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Agreement; and

          (iv) evidence that all other actions necessary or, in the opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken.

          (c) On the Initial Borrowing Date, each of the Existing UOH Stockholders shall have each duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit G (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "UOH Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificates representing the Pledged Securities referred to therein, accompanied by executed and undated stock powers, and each of the UOH Pledge Agreement shall be in full force and effect.

          (d) On the Initial Borrowing Date, the Agent shall have received fully executed counterparts of deeds of trust, mortgages and similar documents in each case in form and substance satisfactory to the Agent (each a "Mortgage" and collectively, the "Mortgages") covering all the Mortgaged Properties, and arrangements reasonably satisfactory to the Collateral Agent shall be in place to provide that counterparts of such Mortgages shall be recorded on the Initial Borrowing Date or within one Business Day thereafter in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, effectively to create a valid and enforceable first priority Lien, subject only to Permitted Encumbrances, on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Banks.

          5.13 SOLVENCY. On the Initial Borrowing Date, the Borrower shall have delivered, or shall cause to be delivered to the Agent a solvency letter in the form of Exhibit

H hereto from the Chief Financial Officer of the Borrower and acceptable in form and substance to the Agent.

          5.14 INSURANCE POLICIES. On the Initial Borrowing Date, the Collateral Agent shall have received evidence of insurance complying with the requirements of Section 7.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance satisfactory to the Agent and, with respect to all casualty insurance, naming the Collateral Agent as an additional insured and loss payee.

          5.15 FEES. On the Initial Borrowing Date, the Borrower shall have paid to the Agent and the Banks all Fees and expenses agreed upon by such parties to be paid on or prior to such date.

          5.16 ENVIRONMENTAL REPORTS. On or prior to the Initial Borrowing Date, the Agent shall have received environmental reports from Persons reasonably satisfactory to the Agent covering the properties of NOA and its Subsidiaries, which reports shall be reasonably satisfactory to the Agent.

          5.17 CONSENT LETTER. On the Initial Borrowing Date, the Agent shall have received a letter from CT Corporation System, presently located at 1633 Broadway, New York, New York, substantially in the form of Exhibit I, indicating its consent to its appointment by the Borrower as its agent to receive service of process as specified in Section 12.08.

          5.18 RF CREDIT AGREEMENT. On the Initial Borrowing Date, the Effective Date under and as defined in the RF Credit Agreement shall have occurred (or would be required to occur in the absence of the condition specified in Section 5.01(Q) of the RF Credit Agreement) and the Revolving Facility Termination Date shall not have occurred.

          5.19 ADJUSTED EBITDA. On or prior to the Initial Borrowing Date, the Agent shall have received evidence satisfactory to it that Holdings and its Subsidiaries plus NOA and its Subsidiaries shall have attained on a combined basis an Adjusted EBITDA of at least $30 million for the last 12 months ended prior to the Initial Borrowing Date for which financial statements are reasonably available.

          5.20 TESTED BORROWINGS. At the time of incurring any Tested Borrowing, each of the covenants set forth in Sections 8.11 through 8.13 shall have been satisfied as of, and no Event of Default under Section 9.08(B) or (C) shall exist as of, the Measurement Date relating to such Tested Borrowing determined on a PRO FORMA basis as set forth in Exhibit J.

          The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Agent and each of the Banks that all of the applicable conditions specified above exist as of that time.
All of the certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Agent at its Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be satisfactory in form and substance to the Agent.

          SECTION 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. In order to induce the Banks to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to, and agreements with, the Banks, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with all representations and warranties made as of the Initial Borrowing Date to be made giving effect to the Transaction).

          1.061 CORPORATE STATUS. Each of Holdings, the Borrower and its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

          1.062 CORPORATE POWER AND AUTHORITY. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. The Borrower has duly executed and delivered each Transaction Document to which it is a party and each such Transaction Document constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms.

          1.063 NO VIOLATION. Neither the execution, delivery and performance by the Borrower of the Transaction Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Holdings, the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the Charter or By-Laws of the Borrower or any of its Subsidiaries.

          1.064 LITIGATION. There are no actions, suits or proceedings pending or, to the Borrower's knowledge, threatened with respect to the Borrower or any of its Subsidiaries (i) that are likely to have a Material Adverse Effect or
(ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or on the ability of the Borrower to perform its obligations to them hereunder and under the other Credit Documents.

          1.065 USE OF PROCEEDS; MARGIN REGULATIONS. (a) The proceeds of all Term Loans shall be utilized (i) to finance, in part, the Acquisition and (ii) to pay certain fees and expenses relating to the Acquisition.

          (b) The proceeds of all AR Loans may be used (i) on the Initial Borrowing Date for the purposes described in Section 6.05(a) and/or to refinance in part existing indebtedness of the Borrower other than Existing Indebtedness and (ii) to finance Permitted Acquisitions.

          (c) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or to extend credit for the purpose of purchasing or carrying any Margin Stock.

          1.066 GOVERNMENTAL APPROVALS. Except for filings and recordings in connection with the Security Documents, and those items listed on Annex III, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, that has not been obtained or made is required to authorize or is required in connection with (i) the execution, delivery and performance of any Transaction Document or
(ii) the legality, validity, binding effect or enforceability of any Credit Document.

          1.067 INVESTMENT COMPANY ACT. None of Holdings, the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          1.068 PUBLIC UTILITY HOLDING COMPANY ACT. None of Holdings, the Borrower or any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          1.069 TRUE AND COMPLETE DISCLOSURE. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings, the Borrower or any of its Subsidiaries in writing to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and PRO FORMA financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the Borrower which would have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.

          6.10 FINANCIAL CONDITION; FINANCIAL STATEMENTS. (a) On and as of the Initial Borrowing Date, on a PRO FORMA basis after giving effect to the Transaction and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, in connection therewith, (x) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries, and of Holdings and is Subsidiaries, taken as a whole will exceed their debts, (y) the Borrower and its Subsidiaries, and Holdings and its Subsidiaries, taken as a whole will not have incurred or intended to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) the Borrower and its Subsidiaries, and Holdings and its Subsidiaries, taken as a whole will not have unreasonably small capital with which to conduct their business. For purposes of this Section 6.10, "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          (b)(i) The consolidated balance sheet of Holdings and of the Borrower at December 31, 1994 and December 31, 1995 and the related consolidated statements of operations and cash flows of Holdings and of the Borrower for the fiscal years ended as of said dates, which have been examined by Price Waterhouse LLP, independent certified public accountants, who delivered an unqualified opinion in respect therewith, (ii) the Financial Statements (as defined in the Acquisition Agreement) and (iii) the PRO FORMA consolidated balance sheet of the Borrower as of February 28, 1996, copies of which have heretofore been furnished to each Bank, present fairly the financial position of such entities at the dates of said statements and the results for the period covered thereby (or, in the case of the PRO FORMA balance sheet, presents a good faith estimate of the consolidated PRO FORMA financial condition of the Borrower (after giving effect to the Transaction and the related financing thereof) at the date thereof) in accordance with GAAP, except to the extent provided in the notes to said financial statements. All such financial statements (other than the aforesaid PRO FORMA balance sheets) have been prepared in accordance with generally accepted accounting principles and practices consistently applied except to the extent provided in the notes to said financial statements. Except for the incurrence of Indebtedness to finance the Acquisition, nothing has occurred since December 31, 1995 that has had or could reasonably be expected to have a Material Adverse Effect.

          (c) Except as reflected in the financial statements and the notes thereto described in Section 6.10(b), there were as of the Initial Borrowing Date no liabilities or obligations with respect to Holdings, the Borrower or any of its Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Borrower and its Subsidiaries, and to Holdings and its Subsidiaries, taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to December 31, 1995 and except for the Indebtedness incurred to finance the Acquisition.

          6.11 SECURITY INTERESTS. On and after the Initial Borrowing Date, each of the Security Documents create, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except (x) that the Security Agreement Collateral may be subject to the security interests evidenced by Permitted Liens relating thereto and (y) the Mortgaged Properties may be subject to Permitted Encumbrances relating thereto), in favor of the Collateral Agent for the benefit of the Banks. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document (other than the Pledge Agreements) which shall have been made upon or prior to (or are the subject of arrangements, satisfactory to the Agent, for filing on or promptly after the date of) the execution and delivery thereof.

          6.12 REPRESENTATIONS AND WARRANTIES IN TRANSACTION DOCUMENTS. All representations and warranties (other than of the Sellers under and as defined in the Acquisition Agreement) set forth in the Transaction Documents were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Initial Borrowing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

          6.13 CONSUMMATION OF TRANSACTION. As of the Initial Borrowing Date, the Transaction shall have been consummated in accordance with the terms and conditions of the Transaction Documents and all applicable laws. All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the consummation of the Transaction. As of the Initial Borrowing Date, there does not exist any judgment, order, or injunction prohibiting the consummation of the Transaction, or the making of Loans or the performance by the Borrower of its obligations under the Documents.

          6.14 TAX RETURNS AND PAYMENTS. Each of Holdings, the Borrower and its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith.
Holdings, the Borrower and its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

          6.15 COMPLIANCE WITH ERISA. Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; neither the Borrower, nor any Subsidiary nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or
Section 401(a)(29), 4971, 4975 or 4980 of the Code or expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $150,000; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists or is likely to arise on account of any Plan; and Holdings, the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA), except to the extent that all events described in the preceding clauses of this Section 6.15 and then in existence would not, in the aggregate, have or be likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (within the meaning of Section 4001(a)(3) of ERISA) the representations and warranties in this
Section 6.15 are made to the best knowledge of the Borrower.

          6.16 SUBSIDIARIES. (a) Annex IV hereto lists each Subsidiary of the Borrower existing on the Initial Borrowing Date. The Borrower owns 100% of the outstanding capital stock of each such Subsidiary. The Borrower will at all times own directly 100% of the outstanding capital stock of all of said entities except to the extent otherwise permitted pursuant to Section 8.02.

          (b) There are no restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Borrower to the Borrower, other than prohibitions or restrictions existing under or by reason of (i) this Agreement, the other Credit Documents, the RF Credit Agreement, the Senior Notes and the Discount Notes, (ii) applicable law, (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, (iv) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement, and (v) any documents or instruments governing the terms of any Indebtedness or other obligations secured by Liens permitted by Section 8.03, provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

          6.17 PATENTS, ETC. The Borrower and each of its Subsidiaries have obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their businesses taken as a whole as presently conducted and as proposed to be conducted.

          6.18 POLLUTION AND OTHER REGULATIONS. (a) Each of Holdings, the Borrower and its Subsidiaries is in compliance with all Environmental Laws governing its business for which failure to comply is reasonably likely to have a Material Adverse Effect, and neither Holdings, the Borrower nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above. All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries, as conducted as of the Initial Borrowing Date, under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not likely to have a Material Adverse Effect. Neither Holdings, the Borrower nor any of its Subsidiaries is in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which Holdings, the Borrower or such Subsidiary is a party or which would affect the ability of the Borrower or such Subsidiary to operate any real property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, in the aggregate, have a Material Adverse Effect. There are as of the Initial Borrowing Date no Environmental Claims pending or, to the best knowledge of the Borrower, threatened, which (a) challenge the validity, term or entitlement of the Borrower or any of its Subsidiaries for any permit, license, order or registration required for the operation of any facility under the Environmental Laws which the Borrower or any of its Subsidiaries operates and
(b) wherein an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences concerning Holdings, the Borrower or any of its Subsidiaries, any of their operations or on any Real Property or, to the knowledge of the Borrower, on any property adjacent to any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower, any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries, or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

          (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of its Subsidiaries or (ii) released on any Real Property, in each case where such occurrence or event individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

          6.19 PROPERTIES. The Borrower and each of its Subsidiaries have good and marketable title to all properties owned by them, including all property reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, and the Financial Statements, referred to in Section 6.10(b), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheet, or the Financial Statements, or, in either case, in the notes thereto or (ii) otherwise permitted by Section 8.03. Annex V contains a true and complete list of each Real Property owned or leased by the Borrower or any of its Subsidiaries on the Effective Date (other than properties that are purely sign locations) and the type of interest therein held by the Borrower or the respective Subsidiary. Holdings owns no properties or assets (other than the Tax Sharing Agreement) other than all of the capital stock of the Borrower.

          6.20 LABOR RELATIONS. Holdings, the Borrower and its Subsidiaries are not engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings, the Borrower or any of its Subsidiaries or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of them or threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings, the Borrower or any of its Subsidiaries or threatened against any of them and (iii) no union representation question existing with respect to the employees of Holdings, the Borrower or any of its Subsidiaries and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

          6.21 EXISTING INDEBTEDNESS. Annex VI sets forth a true and complete list of all Indebtedness of Holdings, the Borrower and each of its Subsidiaries as of the Initial Borrowing Date that is in excess of $5,000 for any one issue and is to remain outstanding after giving effect to the Transaction (all such Indebtedness, of whatever size, but excluding Indebtedness hereunder and under the RF Credit Agreement, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

          SECTION 7. AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that on the Initial Borrowing Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Notes are outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

          1.071  INFORMATION COVENANTS.  The Borrower will furnish to each Bank:

          (a) ANNUAL FINANCIAL STATEMENTS. Within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries and of Holdings and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of Holdings, the Borrower or any of its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of Holdings and of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

          (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year, the consolidated balance sheet of the Borrower and its Subsidiaries and of Holdings and its Subsidiaries, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer or controller of the Borrower or Holdings, as appropriate, subject to changes resulting from audit and normal year-end audit adjustments.

          (c) MONTHLY REPORTS. As soon as practicable, and in any event within 30 days, after the end of each monthly accounting period of each fiscal year the consolidated balance sheet of the Borrower and its Subsidiaries and of Holdings and its Subsidiaries, as at the end of such period, and the related consolidated statements of income and retained earnings for such period, setting forth comparative figures for the corresponding period of the previous year, all of which shall be certified by the chief financial officer or controller of the Borrower or Holdings, as appropriate, subject to changes resulting from audit and normal year-end audit adjustments.

          (d) BUDGETS; ETC. Not more than 60 days after the commencement of each fiscal year of the Borrower, a budget of the Borrower and its Subsidiaries in reasonable detail for each of the twelve months of such fiscal year. Together with each delivery of consolidated financial statements pursuant to Sections 7.01(a), (b) and (c), a comparison of the current year to date financial results against the budgets required to be submitted pursuant to this clause (d) shall be presented.

          (e) OFFICER'S CERTIFICATES. (i) At the time of the delivery of the financial statements provided for in Sections 7.01(a), (b) and (c), a certificate of the chief financial officer, controller or other Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate, shall set forth the calculations required to establish (I) the Modified Holdings Leverage Ratio for the Relevant Determination Date occurring on the last day of such fiscal year, quarter or month, (II) whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 8.11, 8.12 and 8.13 as at the end of such fiscal period or year, as the case may be and (III) whether there was any Event of Default under Section 9.08(B) and/or 9.08(C) as at the end of such fiscal period.

          (ii) At the time of any incurrence of Consolidated Debt of Holdings and its Subsidiaries at a time when the Margin Reduction Discount is (or based on the last officer's certificate delivered pursuant to clause (i) above will be) greater than zero, a certificate of any of the persons specified in clause (i) above setting forth the calculations establishing the Modified Holdings Leverage Ratio after giving effect to the incurrence of such Consolidated Debt.

          (f) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within three Business Days after the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) the commencement of or any significant development in any litigation or governmental proceeding pending against Holdings, the Borrower or any of its Subsidiaries which is likely to have a Material Adverse Effect or is likely to have a material adverse effect on the ability of the Borrower to perform its obligations hereunder or under any other Credit Document.

          (g) AUDITORS' REPORTS. Promptly upon receipt thereof, a copy of each other final report or "management letter" submitted to Holdings or the Borrower by its independent accountants in connection with any annual, interim or special audit made by it of the books of Holdings and/or the Borrower.

          (h) ENVIRONMENTAL MATTERS. Promptly upon, and in any event within 20 Business Days after an officer of Holdings, the Borrower or any Subsidiary obtains knowledge thereof, notice of one or more of the following environmental matters: (i) any pending or threatened (in writing) material Environmental Claim against, or for which liability would attach to, the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Borrower or any of its Subsidiaries that (a) results in material noncompliance by Holdings, the Borrower or any of its Subsidiaries with any applicable material Environmental Law or (b) would reasonably be expected to form the basis of a material Environmental Claim against, or for which liability would attach to, the Borrower or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency, and all such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's or such Subsidiary's response thereto.

          (i) OTHER INFORMATION. Promptly upon transmission thereof, (i) copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the "SEC") by Holdings, the Borrower or any of its Subsidiaries and (ii) with reasonable promptness, such other information or documents (financial or otherwise) as the Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.

          1.072 BOOKS, RECORDS AND INSPECTIONS. The Borrower will, and will cause its Subsidiaries to, permit, upon reasonable notice to the chief financial officer, controller or any other Authorized Officer of the Borrower officers and designated representatives of the Agent or the Required Banks to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of Holdings, the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings, the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or the Required Banks may desire.

          1.073 INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice, provided that in no event will any such deductible or self-insured retention in respect of liability claims or in respect of casualty damage, exceed, in each such case, (i) $250,000 per occurrence or (ii) $1,000,000 in the aggregate per fiscal year. At any time that insurance at the levels described in Annex VII is not being maintained by the Borrower and its Subsidiaries, the Borrower will notify the Banks in writing thereof and, if thereafter notified by the Agent to do so, the Borrower will, and will cause its Subsidiaries to, obtain insurance at such levels at least equal to those set forth in Annex VII to the extent then generally available (but in any event within the deductible or self-insured retention limitations set forth in the preceding sentence) or otherwise as are acceptable to the Agent. The Borrower will, and will cause each of its Subsidiaries to, furnish on the Initial Borrowing Date and annually thereafter to the Agent a summary of the insurance carried together with certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee.

          1.074 PAYMENT OF TAXES. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings, the Borrower or any of its Subsidiaries, provided that neither Holdings, the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

          1.075 CONSOLIDATED CORPORATE FRANCHISES. The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and authority, provided that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.05.

          1.076 COMPLIANCE WITH STATUTES, ETC. The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which would not have a Material Adverse Effect or would not have a material adverse effect on the ability of the Borrower to perform its obligations under any Credit Document.

          1.077 ERISA. As soon as possible and, in any event, within 10 days after the Borrower or any of its Subsidiaries or ERISA Affiliates knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Banks a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and such action, if any, which the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant's benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is reasonably likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan which has an Unfunded Current Liability has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability and there is a failure to make a required contribution, which gives rise to a lien under ERISA or the Code; that proceedings are reasonably likely to be or have been instituted to terminate a Plan which has an Unfunded Current Liability; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary or any ERISA Affiliate will or may incur any liability (including, any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or
Section 409, 502(l) or 502(l) of ERISA or that the Borrower or any Subsidiary or Holdings may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). Upon request of a Bank, the Borrower will deliver to such Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of any annual reports and any other material notices received by Holdings, the Borrower or any Subsidiary with respect to a Plan shall be delivered to the Banks no later than 10 days after the later of the date such notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants (other than notices relating to an individual participant's benefits) or received by Holdings, the Borrower or such Subsidiary.

          1.078 GOOD REPAIR. The Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to
Section 8.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

          1.079 END OF FISCAL YEARS; FISCAL QUARTERS. The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries' fiscal years to end on

December 31 of each year and (ii) each of its, and each of its Subsidiaries' fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

          7.10 ADDITIONAL SECURITY; FURTHER ASSURANCES. (a) The Borrower will, and will cause its Subsidiaries to, grant to the Collateral Agent security interests and mortgages (each an "Additional Mortgage") in such owned Real Property of the Borrower and its Subsidiaries acquired after the Initial Borrowing Date as may be requested from time to time by the Agent. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and shall constitute valid and enforceable Liens superior to and prior to the rights of all third Persons and subject to no other Liens except as are permitted by Section 8.03. The Additional Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

          (b) The Borrower will, and will cause its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be requested by the Agent to assure themselves that this
Section 7.10 has been complied with.

          (c)  The Borrower agrees that each action required above by this
Section 7.10 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Agent or the Required Banks, provided that in no event shall the Borrower be required to take any action, other than using its reasonable commercial efforts without any material expenditure, to obtain consents from third parties with respect to its compliance with this Section 7.10.

          (d) Within 30 days after the Initial Borrowing Date, the Borrower shall deliver to the Agent environmental Phase I reviews from Persons reasonably satisfactory to the Agent covering the properties of the Borrower and its Subsidiaries the scope and results of which shall be in form and substance reasonably satisfactory to the Agent.

          (e) Within 30 days after the Initial Borrowing Date, the Borrower shall deliver to the Agent mortgagee title insurance policies issued by title insurers reasonably satisfactory to the Collateral Agent (the "Mortgage Policies") in amounts reasonably satisfactory to the Collateral Agent and assuring the Collateral Agent that the Mortgages in respect of the Mortgaged Properties are valid and enforceable first priority mortgage Liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances. Such Mortgage Policies shall be in form and substance reasonably satisfactory to the Collateral Agent and shall include an endorsement for future advances under this Agreement, the Notes and the Mortgages, for mechanics liens and for any other matter that the Collateral Agent in its discretion may reasonably request.

          7.11 CORPORATE SEPARATENESS. The Borrower will take, and will cause each of its Subsidiaries to take, all such action as is necessary to keep the operations of the Borrower and its Subsidiaries separate and apart from those of Holdings, including, without limitation, ensuring that all customary formalities regarding corporate existence, including holding regular board of directors' meetings and maintenance of corporate records, are followed. All financial statements of the Borrower and its Subsidiaries provided to creditors will clearly evidence the corporate separateness of the Borrower and its Subsidiaries from Holdings. Finally, neither the Borrower nor any of its Subsidiaries will take any action, or conduct its affairs in a manner which is likely to result in the corporate existence of Holdings on the one hand, and the Borrower and its Subsidiaries on the other, being ignored, or in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with those of Holdings in a bankruptcy, reorganization or other insolvency proceeding. No action expressly provided for in this Agreement, the other Credit Documents, the RF Credit Agreement, the Senior Notes and/or the Discount Notes will breach this covenant.

          7.12 INTEREST RATE AGREEMENT. The Borrower will, no later than the date occurring 180 days after the Initial Borrowing Date, enter into an Interest Rate Agreement with a term of at least three years in respect of amounts equal to or greater than $37.5 million of the outstanding Term Loans on such date on terms satisfactory to the Agent and the Co-Agent, plus, at the Borrower's election, additional interest rate caps acceptable to the Agent and the Co-Agent.

          7.13 COMPLIANCE WITH ENVIRONMENTAL LAWS. (i) The Borrower will comply, and the Borrower will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except to the extent that the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. If required to do so under any applicable directive or order of any governmental agency, the Borrower agrees to undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders and directives of all governmental authorities, except to the extent that the Borrower or such Subsidiary is contesting such order or directive in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by generally accepted accounting principles.

          SECTION 8. NEGATIVE COVENANTS. The Borrower hereby covenants and agrees, as of the Initial Borrowing Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Notes are outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full, that (it being agreed that no provision of Section 8.02, 8.03, 8.04, 8.06, 8.08, 8.09 or 8.10 shall at any time be defaulted by, or shall be interpreted to prohibit, any action by the Borrower or any of its Subsidiaries (other than Naegele) to the extent (x) such action was not prohibited by the LaSalle Loan Agreement and (y) a restriction on any such action is prohibited by Section 3.12 of the Senior Note Indenture and/or Section 3.13 of the Discount Note Indenture, in each case as in effect on the Initial Borrowing Date, to the extent the Senior Notes and the Discount Notes, respectively, are then outstanding):

          1.081 CHANGES IN BUSINESS. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any line of business other than the business of outdoor advertising, including transit and bus shelter, stadium, transport terminal and other similar out-of-home advertising services and any administrative or similar activities reasonably related thereto.

          1.082 CONSOLIDATION, MERGER, SALE OR PURCHASE OF ASSETS, ETC. The Borrower will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory or obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business) or purchase, lease or otherwise acquire all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:

          (a) any Subsidiary of the Borrower other than Naegele may be merged or consolidated with or into, or be liquidated into, the Borrower (so long as the Borrower is the surviving corporation) or any other Subsidiary (so long as Naegele is the surviving corporation if it is such other Subsidiary), or all or any part of its business, properties and assets may be conveyed, leased, sold or transferred to the Borrower or any other Subsidiary;

          (b) capital expenditures to the extent within the limitations set forth in Section 8.05 hereof;

          (c) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 8.06;

          (d) each of the Borrower and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 8.04(d));

          (e) licenses or sublicenses by the Borrower and its Subsidiary of software, customer lists, trademarks and other intellectual property in the ordinary course of business, provided, that such licenses or sublicenses shall not interfere with the business of the Borrower or any Subsidiary;

          (f) other sales or dispositions of assets (I) for cash in an amount equal to the fair market value thereof as determined by the Borrower and/or
     (II) in exchange for other assets permitted to be held under Section 8.01 provided that, in each case, (i) the assets so sold or disposed of, together with all other assets, previously sold or disposed of pursuant to this clause (f) after or during the Calculation Period applicable to such sale or disposition, shall not have generated Adjusted EBITDA of the Borrower during such Calculation Period (taken as one accounting period) equal to 15% or more of the aggregate Adjusted EBITDA of the Borrower during such Calculation Period (taken as one accounting period), (ii) the assets so sold or disposed of, together with all other assets previously sold or disposed of pursuant to this clause (f) after the Initial Borrowing Date, shall not have generated Adjusted EBITDA of the Borrower during the period (taken as one accounting period) commencing on the Initial Borrowing Date and ending on the last day of the last month for which financial statements of the Borrower are reasonably available equal to 25% or more of the aggregate Adjusted EBITDA of the Borrower during such period (taken as one accounting period) and (iii) the Net Cash Proceeds, if any, of any such sale are applied to repay the Loans to the extent required by Section 4.02(A)(c), and, provided further, that (x) the sale or disposition of the capital stock of any Subsidiary of the Borrower shall be prohibited unless it is for all of the outstanding capital stock of such Subsidiary owned by the Borrower and (y) Naegele may not be sold or disposed of pursuant to this clause (f);

          (g) other sales or dispositions of assets in each case to the extent the Required Banks have consented in writing thereto and subject to such conditions as may be set forth in such consent;

          (h) any Subsidiary other than Naegele may be liquidated into the Borrower; and

          (i)  Permitted Acquisitions.

          1.083 LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any of its Subsidiaries) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except:

          (a) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

          (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

          (c) Liens created by or pursuant to this Agreement or the other Credit Documents;

          (d) (x) Liens on assets of the Borrower and each Subsidiary existing on the Initial Borrowing Date and listed on Part A of Annex VIII hereto, without giving effect to any subsequent extensions or renewals thereof, (y) Liens on assets of the Borrower and each Subsidiary existing on the Initial Borrowing Date and added to Part B of Annex VIII by the Borrower and the Agent within 30 days after the Initial Borrowing Date so long as such Liens are deemed immaterial by the Agent and (z) immaterial Liens on assets of the Borrower and each Subsidiary existing on the Initial Borrowing Date at the locations listed on Part B of Annex VIII;

          (e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.09 provided, that no cash or property is deposited or delivered to secure any respective judgment or award (or any appeal bond in respect thereof, except as permitted by the following clause (f));

          (f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money) provided, that the aggregate amount of deposits at any time pursuant to this clause (f) shall not exceed $500,000;

          (g) Leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

          (h) Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (i) Liens arising from UCC financing statements regarding leases permitted by this Agreement;

          (j) Purchase money Liens securing payables arising from the purchase by the Borrower of any equipment or goods in the normal course of business, provided that such payables shall not constitute Indebtedness;

          (k) Any interest or title of a lessor or any lien on the interest or title of a lessor under any lease permitted by this Agreement;

          (l) Liens arising pursuant to purchase money mortgages relating to, or security interests securing Indebtedness representing the purchase price of, assets acquired by the Borrower and/or Naegele after the Initial Borrowing Date, provided that any such Liens attach only to the assets so acquired and that all Indebtedness secured by Liens created pursuant to this clause (l) shall not exceed $1,000,000 at any time outstanding;

          (m)  Liens created pursuant to Capital Leases permitted pursuant to
     Section 8.04(d);

          (n) Liens on assets of Subsidiaries of the Borrower other than Naegele in favor of the Borrower; and

          (o) Liens on assets of the Borrower securing Indebtedness not in excess of $1,000,000 at any time outstanding.

          1.084 INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness incurred pursuant to this Agreement, the other Credit Documents and the RF Credit Agreement;

          (b) Indebtedness owing by (i) any Subsidiary other than Naegele to the Borrower or another Subsidiary other than Naegele, (ii) Naegele to the Borrower to the extent not in excess of $1,000,000 at any time outstanding and (iii) the Borrower to any Subsidiary (provided that no such Indebtedness owing to Naegele may be incurred while an Event of Default exists);

          (c) Indebtedness of the Borrower evidenced by the Senior Notes, in an aggregate principal amount not to exceed $65,000,000;

          (d) Capitalized Lease Obligations of the Borrower and/or Naegele, provided that the aggregate Capitalized Lease Obligations under all Capital Leases entered into after Initial Borrowing Date shall not exceed $5,000,000;

          (e) Existing Indebtedness, without giving effect to any subsequent extension, renewal or refinancing thereof;

          (f) Indebtedness under Interest Rate Agreements to the extent entered into on or after the Initial Borrowing Date in compliance with Section 7.12;

          (g) Indebtedness incurred pursuant to purchase money mortgages permitted by Section 8.03(l); and

          (h) additional Indebtedness of the Borrower not to exceed an aggregate outstanding principal amount of $5,000,000 at any time.

          1.085 CAPITAL EXPENDITURES. (a) The Borrower will not, and will not permit any of its Subsidiaries to, incur Consolidated Capital Expenditures, provided that the Borrower and Naegele may make Consolidated Capital Expenditures (x) during the fiscal year of the Borrower ended December 31, 1996 (but only for the portion thereof commencing on the Initial Borrowing Date in the case of Naegele) (taken as one accounting period) in an aggregate amount not in excess of $6,000,000 and (y) during each successive fiscal year of the Borrower in an aggregate amount not in excess of 105% of the maximum amount for the prior 12-month period.

          (b) In the event that the maximum amount which is permitted to be expended in respect of Consolidated Capital Expenditures during any fiscal year pursuant to Section 8.05(a) (without giving effect to this clause (b)) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year pursuant to Section 8.05(a) shall be increased by such unutilized amount provided that such increase shall not exceed $3,000,000 in any fiscal year.

          (c) In addition to the foregoing, the Borrower and Naegele may make Consolidated Capital Expenditures in amounts in excess of those permitted under Sections 8.05(a) and (b) provided that the amount of such additional Consolidated Capital Expenditures shall not exceed the sum of (x) the Available ECF Amount and (y) the Available Equity Amount in each case as determined at the time of, but immediately prior to, the making thereof.

          1.086 INVESTMENTS AND LOANS. The Borrower will not make or permit to exist any Investments or Loans in or to any other Person or acquire or establish any Subsidiary, except for Permitted Investments or as permitted by the next sentence. Notwithstanding anything contained in this Section 8.06 to the contrary, Borrower may acquire 100% of the Capital Stock of (x) Quantum Structure & Design, Inc. and (y) any other Person if, in the case of clause (y), the following conditions are satisfied: (i) an Event of Default has not occurred and is continuing under this Agreement and will not occur as a result of, in connection with or after giving effect to such acquisition; (ii) the Person being acquired engages exclusively in the business permitted to be engaged in by Borrower and its Subsidiaries pursuant to Section 8.01; (iii) title to all of the assets acquired in such acquisition is transferred by operation of law, assignment, sale or otherwise, to Borrower within 60 days of the consummation of such acquisition; and (iv) such acquired assets are expressly made subject to the Liens created by the Security Documents.

          1.087 SUBSIDIARIES; ETC. The Borrower will not (x) sell, assign or otherwise encumber or dispose of, and will not permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of, any shares of a Subsidiary's capital stock or other securities (or warrants, rights or options to acquire shares or other equity securities) of such Subsidiary, except to the Borrower (to the extent otherwise permitted hereunder) and except for dispositions permitted by Section 8.02, (y) after the Initial Borrowing Date, create or permit to be created any new Subsidiary except to the extent created in compliance with the second sentence of Section 8.06 and
(z) violate or breach the provisions of Section 3.11(a) of the Senior Note Indenture as in effect on the Effective Date.

          1.088 PREPAYMENTS OF INDEBTEDNESS, ETC. The Borrower will not, and will not permit any of its Subsidiaries to:

          (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of the Senior Notes or any other Existing Indebtedness provided that the Borrower may Purchase Senior Notes (x) in an amount at the time of any such Purchase equal to the Available ECF Amount at the time of, but immediately prior to, such Purchase provided that at such time (i.e., immediately prior to such Purchase) the Holding Leverage Ratio is less than 5.00 to 1.0, (y) in an amount at the time of any such Purchase equal to the

     Available Equity Amount at the time of, but immediately prior to, such Purchase and (z) as otherwise consented to by the Required Banks;

          (b) amend or modify, or permit the amendment or modification of, any provisions of (x) any Senior Note Documents or (y) the RF Credit Agreement; and/or

          (c) amend, modify or change in any manner adverse to the interests of the Banks the Certificate of Incorporation (including, without limitation, by the filing of any certificate of designation) or By-Laws of the Borrower or Naegele or any agreement entered into by the Borrower, with respect to its capital stock, or the Acquisition Documents or enter into any new agreement in any manner adverse to the interests of the Banks with respect to the capital stock of the Borrower or Naegele.

          1.089 DIVIDENDS, ETC. (a) The Borrower will not redeem, retire, purchase or otherwise acquire, directly or indirectly, any Capital Stock of Borrower or other evidence of ownership interest, or declare or pay dividends upon any Capital Stock of Borrower or make any distribution of Borrower's property or assets, provided that this Section 8.09 will not prohibit, so long as no Event of Default shall have occurred and is continuing or would occur as a consequence thereof, (i) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Borrower from the estate of Daniel L. Simon solely out of the proceeds of any policy of insurance maintained to provide funds for such purpose, (ii) the payment of dividends to Holdings in an annual amount not to exceed $120,000 to fund payments of interest on the promissory note of Holdings held by William H. Smith (or his successors in interest), (iii) the payment of cash Dividends to Holdings to the extent the proceeds are promptly used to pay administrative costs arising in the ordinary course of business, (iv) the payment of cash Dividends to Holdings to be promptly utilized by Holdings to purchase its Common Stock (or options or warrants to purchase such Common Stock) from officers, employees and directors (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option plan or any employee stock ownership plan or any warrant plan and
(v) the payment of cash Dividends to Holdings to the extent that the proceeds are used on the date of receipt to Purchase Discount Notes provided that any such Dividend will not exceed the Modified Available Amount at the time of, but immediately prior to, the making of such Dividend.

          (b) The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary, (c) transfer any of its properties or assets to the Borrower or any Subsidiary or (B) the ability of the Borrower or any other Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of:

(i) this Agreement, the other Credit Documents, the RF Credit Agreement, the Senior Note Documents and the Discount Notes;(ii) applicable law;(iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices;(iv) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and (v) Liens permitted under Section 8.03 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

          8.10 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, sell, lease, license, transfer, exchange, or otherwise dispose of any of its properties, assets or services to, or purchase, lease, or license the use of any property, assets or services from, or transfer funds to, or enter into any contract, agreement, understanding, loan, advance or guarantee with, to or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction", whether constituting one transaction or a series of related transactions), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated person and (b) Borrower delivers to the Agent (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $250,000, an officers' certificate setting forth a resolution of the Board of Directors of the Borrower approved by a majority of the members of the Board of Directors (and a majority of the disinterested members of the Board of Directors, if any) certifying that such Affiliate Transaction complies with clause(a) above and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $3.0 million, an opinion as to the fairness, from a financial point of view, of such Affiliate Transaction to the Borrower or such Subsidiary issued by an independent investment banking firm of national standing with total assets in excess of $1.0 billion. The foregoing limitation does not limit, and shall not apply to, (i) the payment of reasonable annual compensation to directors or executive officers of the Borrower or any Subsidiary thereof, (ii) transactions described in Annex IX hereto, provided that the fees described in Annex IX shall accrue and not be paid at any time that a Default or an Event of Default specified in Section 9.01 shall occur and be continuing or (iii) payments by the Borrower to Holdings under the Tax Sharing Agreement.

          8.11 FIXED CHARGE COVERAGE RATIO. The Borrower will not permit the ratio of (i) Adjusted EBITDA of the Borrower to (ii) Consolidated Fixed Charges of the Borrower for any 12 month period (taken as one accounting period) ending on a Measurement Date (or if less the period from the Initial Borrowing Date to such Measurement Date) to be less than 1.00 to 1.

          8.12 MINIMUM ADJUSTED EBITDA. The Borrower will not permit Adjusted EBITDA of the Borrower for any 12 month period (taken as one accounting period) ending on a Measurement Date occurring in a period set forth below to be less than the amount set forth opposite such period:

               Period                                       Amount
               ------                                       ------
     Effective Date through March 30, 1997                  $30,000,000
     March 31, 1997 through March 30, 1998                  $32,000,000
     March 31, 1998 through March 30, 1999                  $33,500,000
     Thereafter                                             $35,000,000

          8.13 BORROWER LEVERAGE RATIO. The Borrower will not permit the Borrower Leverage Ratio as of any Measurement Date occurring in a period set forth below to be more than the ratio set forth opposite such period:

              Period                                        Ratio
              -------                                       -----

     Effective Date through March 30, 1997                  5.25 to 1.0
     March 31, 1997 through March 30, 1998                  4.75 to 1.0
     March 31, 1998 through March 30, 1999                  4.00 to 1.0
     Thereafter                                             3.50 to 1.0

          SECTION 9. EVENTS OF DEFAULT. Upon the occurrence of any of the following specified events (each an "Event of Default"):

          1.091 PAYMENTS. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

          1.092 REPRESENTATIONS, ETC. Any representation, warranty or statement made by the Borrower herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          1.093 COVENANTS. The Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.10, 7.11 or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Agent or the Required Banks; or

          1.094 DEFAULT UNDER OTHER AGREEMENTS. (a) Holdings, the Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of Holdings, the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not constitute an Event of Default pursuant to this Section 9.04 unless the principal amount of such Indebtedness exceeds $2,500,000 individually or in the aggregate at any one time; or

          1.095 BANKRUPTCY, ETC. Holdings, the Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Holdings, the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy
Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any of its Subsidiaries; or Holdings, the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any of its Subsidiaries; or there is commenced against Holdings, the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Holdings, the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; Holdings, the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

          1.096 ERISA. (a) A single-employer plan (as defined in Section 4001 of ERISA) established by the Borrower, any of its Subsidiaries or any ERISA Affiliate shall fail to maintain the minimum funding standard required by
Section 412 of the Code for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or shall provide security to induce the issuance of such waiver or extension, (b) any Plan is or shall have been or is likely to be terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA, (c) any Plan shall have an Unfunded Current Liability or (d) the Borrower or a Subsidiary or any ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan under
Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; and there shall result from any such event or events described in the preceding clauses of this Section 9.06 the imposition of a Lien upon the assets of Holdings, the Borrower or any Subsidiary, the granting of a security interest, or a liability or a material risk of incurring a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code, in each case which would have, in the opinion of the Required Banks a Material Adverse Effect; or

          1.097 SECURITY DOCUMENTS. Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent any Lien encumbering assets with an aggregate fair market value in excess of $2,500,000 (and, if encumbering assets with a fair market value of less than $2,500,000, for a period greater than thirty or more days), or any material rights, powers and privileges purported to be created thereby in favor of the Collateral Agent or the Borrower shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document; or

          1.098  HOLDINGS.  (A) Holdings shall after the Initial Borrowing Date
(i) incur any Indebtedness, (ii) grant or create any Lien on any of its assets that secures Indebtedness, (iii) modify or amend the Discount Note Indenture or Discount Notes or (except with the proceeds of equity contributions from Existing UOH Stockholders) prepay any of the Discount Notes, (iv) engage in any business or activity other than the ownership of all of the capital stock of the Borrower and administrative activities directly related thereto, (v) sell or dispose of any of, or otherwise cease to own all of, the capital stock of the Borrower, (vi) change its fiscal quarters or fiscal year from those applicable also to the Borrower, (vii) fail to maintain its own payroll and books of account and bank accounts separate from those of the Borrower and its Subsidiaries, (viii) fail to pay its liabilities, including all administrative expenses, from its own separate assets, (ix) fail to separately identify and segregated its assets from the assets of the Borrower and its Subsidiaries, except in each case (a) as expressly required by any of the Shareholders' Agreements, Management Agreements, Tax Sharing Agreements, subscription agreements with members of management and the Discount Notes, all as in effect on the Effective Date, (b) as expressly required by law, (c) Holdings issuing Capital Stock in any initial or subsequent public offering to the extent the proceeds thereof are used to repay the Loans as required by Section 4.02(A)(d) hereof and (d) Holdings Purchasing Discount Notes (x) in an amount at the time of any such Purchase equal to the Available ECF Amount at the time of, but immediately prior to, such Purchase provided that at such time (i.e., immediately prior to such Purchase) the Holdings Leverage Ratio is less than
5.00 to 1.0 or (y) in an amount at the time of any such Purchase equal to the Available Equity Amount at the time of, but immediately prior to, such Purchase and/or (x) amend, modify or change in any way adverse to the interests of the Banks, its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws or any agreement entered into by Holdings with respect to its capital stock; and/or

          (B) The Holdings Leverage Ratio as of any Measurement Date occurring in a period set forth below is more than the ratio set forth opposite such period:

          Period                                            Ratio
          ------                                            -----
     Effective Date through March 30, 1997                  6.25 to 1.0
     March 31, 1997 through March 30, 1998                  5.75 to 1.0
     Thereafter                                             5.00 to 1.0; and/or

          (C) The ratio of (i) Adjusted EBITDA of Holdings to (ii) Consolidated Cash Interest Expense of Holdings for any 12 month period (taken as one accounting period) ending on a Measurement Date (or if less the period from the Initial Borrowing Date to such Measurement Date) occurring in a period set forth below is less than the ratio set forth opposite such period.

          Period                                            Ratio
          ------                                            -----
     Effective Date through March 30, 1997                  1.75 to 1.0
     March 31, 1997 through March 30, 1998                  2.00 to 1.0
     March 31, 1998 through March 30, 1999                  2.25 to 1.0
     March 31, 1999 through March 30, 2000                  2.25 to 1.0
     March 31, 2000 through March 30, 2001                  2.00 to 1.0
     Thereafter                                             2.25 to 1.0; or

          1.099 JUDGMENTS. One or more judgments or decrees shall be entered against Holdings, the Borrower and/or any of its Subsidiaries involving a liability of $2,500,000 or more or in the aggregate (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

          9.10 RF CREDIT AGREEMENT. An Event of Default under and as defined in the RF Credit Agreement shall have occurred and be continuing;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Bank to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):
(i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents.

          SECTION 10. DEFINITIONS. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

          "Acquisition" shall mean the acquisition by the Borrower of 100% of the outstanding capital stock of NOA pursuant to the Acquisition Documents, followed immediately by the merger of NOA with and into the Borrower.

          "Acquisition Agreement" shall mean the Stock Purchase Agreement, dated February 27, 1996, among the Borrower and the Sellers listed therein as delivered to the Banks pursuant to Section 5.11, as the same may be amended or modified in accordance with the provisions thereof and hereof.

          "Acquisition Documents" shall mean the Acquisition Agreement and all other documents entered into to effectuate the Acquisition.

          "Additional Mortgage" shall have the meaning provided in Section 7.10.

          "Adjusted Cash Flow" for any fiscal year shall mean Consolidated Net Income of the Borrower for such fiscal year (after provision for taxes) plus the amount of all net non-cash charges (including, without limitation, depreciation, deferred tax expense, non-cash interest expense, amortization and other non-cash charges) that were deducted in arriving at such Consolidated Net Income for such fiscal year, minus the amount of all non-cash gains and gains from sales of assets (other than sales of inventory and equipment in the normal course of business) that were added in arriving at such Consolidated Net Income for such fiscal year.

          "Adjusted EBITDA" of any Person shall mean, for any period (x) the Consolidated EBITDA of such Person for such period plus or minus (y) the adjustments thereto provided for in Exhibit K.

          "Adjusted Total AR Commitment" shall mean at any time the Total AR Commitment less the aggregate AR Commitments of all Defaulting Banks.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Agent appointed pursuant to
Section 11.09.

          "Agreement" shall mean this Acquisition Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

          "Anticipated Reinvestment Amount" shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Permitted Asset Sale that the Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.

          "Applicable Base Rate Margin" shall mean 1.50% less the Margin Reduction Discount, if any.

          "Applicable Eurodollar Margin" shall mean 2.50% less the Margin Reduction Discount, if any.

          "AR Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I hereto directly below the column entitled "AR Commitment," as the same may be reduced from time to time pursuant to Section 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 12.04.

          "AR Facility" shall mean the Facility evidenced by the Total AR Commitment.

          "AR Loan" shall have the meaning provided in Section 1.01(b).

          "AR Note" shall have the meaning provided in Section 1.05(a).

          "AR Repayment Percentage" shall mean the percentage obtained by dividing (x) the aggregate principal amount of AR Loans outstanding on the AR Termination Date by (y) $12,500,000.

          "AR Termination Date" shall mean the third anniversary of the Initial Borrowing Date or if earlier the date on which the Total AR Commitment is terminated.

          "Asset Sale" shall mean and include (x) the sale, transfer or other disposition by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary of any asset of the Borrower or such Subsidiary (other than sales, transfers or other dispositions in the ordinary course of business of inventory and/or obsolete or excess equipment and other than sales in which the Net Cash Proceeds are $50,000 or less) and/or (y) the receipt by the Borrower or any Subsidiary of any insurance, condemnation or similar proceeds in connection with a casualty or taking of any of its assets.

          "Authorized Officer" shall mean any senior officer of the Borrower designated as such in writing to the Agent by the Borrower in each case to the extent acceptable to the Agent.

          "Available ECF Amount" shall mean at any time, an amount equal to (A) 50% of Excess Cash Flow determined for the fiscal year of the Borrower (commencing with the fiscal year ending on December 31, 1997) then last ended less (B) the sum of (i) the aggregate Consolidated Capital Expenditures theretofore made during the then current fiscal year pursuant to Section 8.05(c) and (ii) the aggregate amount theretofore expended, as permitted by Section 8.08(a)(x) or 9.08(A)(ix)(d)(x), as the case may be, during the then current fiscal year to Purchase Senior Notes or Discount Notes, as the case may be.

          "Available Equity Amount" shall mean at any time (A) an amount equal to the aggregate proceeds at such time from the sale or issuance of equity by Holdings or the Borrower after the Initial Borrowing Date not required to be utilized to repay Loans under Section 4.02(A)(ii)(d) less (B) the sum of (x) the aggregate amounts theretofore expended after the Initial Borrowing Date to Purchase Senior Notes and/or Discount Notes pursuant to Section 8.08(a)(y) or 9.08(A)(ix)(d)(y), as the case may be, plus (y) the aggregate of any amounts theretofore expended pursuant to Section 8.05(c) to the extent in excess of the Available ECF Amount at such time.

          "Bank" shall have the meaning provided in the first paragraph of this Agreement.

          "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any incurrence of AR Loans or (ii) a Bank having notified the Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01, in the case of either
(i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

          "Bankruptcy Code" shall have the meaning provided in Section 9.05.

          "Base Rate" at any time shall mean the higher, (i) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (ii) the Prime Lending Rate.

          "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrower Leverage Ratio" shall mean, at any Measurement Date, the ratio of (x) Consolidated Debt of the Borrower on such date to (y) Adjusted EBITDA of the Borrower for the 12 month period (taken as one accounting period) ending on such date.

          "Borrower Pledge Agreement" shall have the meaning provided in Section 5.12(a).

          "Borrowing" shall mean the incurrence of one Type of Loan pursuant to a single Facility by the Borrower from all of the Banks having Commitments with respect to such Facility on a PRO RATA basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

          "BTCo" shall mean Bankers Trust Company.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and
(ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

          "Calculation Period" shall mean, with respect to any sale or disposition of assets made pursuant to Section 8.02(f), the last 12 month period for which financial statements of the Borrower are reasonably available.

          "Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, whether or not voting, including but not limited to common stock, preferred stock, convertible debentures, warrants, options or similar rights to acquire such capital stock, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any Bank, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Corporation ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Bank or Approved Bank or by the parent company of any Bank or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such company, an "Approved Company"), or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition and (v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iv) above.

          "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) and/or insurance or condemnation proceeds received by the Borrower and/or any Subsidiary from such Asset Sale.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ.

          "Change of Control" shall mean (i) Holdings shall cease to own legally and beneficially 100% of the outstanding capital stock of the Borrower, (ii) prior to Holdings' initial public offering of common stock, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 66-2/3% in the aggregate of the total voting and economic ownership interests of Holdings, whether as a result of the issuance of securities of Holdings, any merger, consolidation, liquidation or dissolution of Holdings, any direct or indirect transfer of securities or otherwise, (iii) Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. shall cease to be the beneficial owner (as defined in clause (ii) above) of at least 50% of the economic ownership interest of Holdings they hold on the Initial Borrowing Date (after the consummation of the Transaction), (iv) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (ii) above, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting and economic ownership interests of Holdings; PROVIDED, HOWEVER, that the Permitted Holders "beneficially own" (as defined in clause (ii) above), directly or indirectly, in the aggregate a lesser percentage of the total voting and economic ownership interests of Holdings than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings, or (v) during any period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Holdings was approved by either (i) the Permitted Holders or
(ii) a vote of a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings then in office.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

          "Collateral Agent" shall mean the Agent acting as collateral agent for the Banks.

          "Commitment" shall mean, with respect to each Bank, such Bank's Term Commitment and AR Commitment.

          "Commitment Commission" shall have the meaning provided in Section 3.01(a).

          "Common Stock" shall mean the common stock of Holdings.

          "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that Consolidated Capital Expenditures shall in any event exclude the purchase price paid in connection with any Permitted Acquisition (whether or not allocable to property, plant and equipment).

          "Consolidated Cash Interest Expense" of any Person shall mean, for any period, Consolidated Interest Expense of such Person, but excluding, however, interest expense not payable in cash and amortization of discount and deferred issuance and financing costs.

          "Consolidated Current Assets" shall mean, as to any Person at any time, the current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

          "Consolidated Current Liabilities" shall mean, as to any Person at any time, the current liabilities of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but excluding all short-term Indebtedness for borrowed money and the current portion of any long-term Indebtedness of such Person or its Subsidiaries, in each case to the extent otherwise included therein.

          "Consolidated Debt" of any Person shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.

          "Consolidated EBIT" of any Person shall mean, for any period, (A) the sum of the amounts for such period for such Person of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense and (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses LESS (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

          "Consolidated EBITDA" of any Person shall mean, for any period, the sum of the amounts for such period for such Person of (i) Consolidated EBIT,
(ii) depreciation expense and (iii) amortization expense, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

          "Consolidated Fixed Charges" of any Person shall mean, for any period, the sum, without duplication, for such Person of the amounts for such period of
(i) Consolidated Cash Interest Expense, (ii) Dividends paid to Holdings, (iii) Consolidated Capital Expenditures (x) made other than pursuant to Section 8.05(c) and (y) paid in cash, (iv) taxes paid or payable in cash and (v) scheduled payments on the Loans and Existing Indebtedness, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

          "Consolidated Interest Expense" of any Person shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of such Person and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

          "Consolidated Net Income" of any Person (a "Designated Person") shall mean for any period, the net income (or loss) of such Designated Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be (A) deducted, in the case of the Borrower, any Dividends paid to Holdings and
(B) excluded (i) the income (or loss) of any Person (other than Subsidiaries of the Designated Person) in which any other Person (other than the Designated Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Designated Person or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Designated Person or is merged into or consolidated with the Designated Person or any of its Subsidiaries or that Person's assets are acquired by the Designated Person or any of its Subsidiaries, (iii) the income of any Subsidiary of the Designated Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) Transaction Expenses and (v) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to employees, including officers, of the Designated Person or any Subsidiary, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by the Designated Person or any Affiliate of the Designated Person and compensation expense resulting from the repurchase of any such capital stock, options and rights.

          "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Credit Documents" shall mean this Agreement, the Notes, the Security Documents and any documents executed in connection therewith.

          "Credit Event" shall mean the making of a Loan.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

          "Discount Note Indenture" shall mean the Indenture entered into by and between Holdings and United States Trust Company of New York, as trustee thereunder, with respect to the Discount Notes as in effect on the Effective Date and as the same may be modified, amended or supplemented from time to time in accordance with the terms hereof and thereof.

          "Discount Notes" shall mean the 14% Series A and Series B Senior Secured Discount Notes due 2004 issued by Holdings under the Discount Note Indenture and as the same may be supplemented, amended or modified from time to time in accordance with the terms hereof and thereof.

          "Dividends" shall have the meaning provided in Section 8.09.

          "Effective Date" shall have the meaning provided in Section 12.10.

          "Employment Agreements" shall have the meaning provided in Section 5.06(v).

          "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings relating to any Environmental Law or any permit issued, or any written approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 7401 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ. and any applicable state and local or foreign counterparts or equivalents.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Initial Borrowing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings, the Borrower or a Subsidiary would be deemed to be a "single employer" within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

          "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

          "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the offered quotation to first-class banks in the interbank Eurodollar market by the Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of the Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including without limitation any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Event of Default" shall have the meaning provided in Section 9.

          "Excess Cash Flow" shall mean, for any fiscal year, the remainder of
(i) the sum of (x) Adjusted Cash Flow for such fiscal year and (y) the decrease, if any, in Working Capital from the first day to the last day of such fiscal year, plus (ii) to the extent not included in (i) above, any amounts received by the Borrower and its Subsidiaries in settlement of, or in payment of any judgments resulting from, actions, suits or proceedings with respect to the Borrower and/or its Subsidiaries from the first day to the last day of such fiscal year, plus (iii) to the extent not included in (i) above, any amounts received by the Borrower and/or its Subsidiaries in connection with the repayment or redemption of any long-term promissory notes and/or preferred stock of other Persons held by them, minus (iv) the sum of (x) the amount of Consolidated Capital Expenditures (except to the extent (x) financed through the incurrence of Indebtedness other than Revolving Loans or (y) made pursuant to
Section 8.05(c)) made during such fiscal year and (y) the increase, if any, in Working Capital from the first day to the last day of such fiscal year and (z) any repayments or prepayments of the principal amount of (I) Existing Indebtedness (other than Purchases of Senior Notes made as provided by Section 8.08(a)) or (II) Term Loans and, if after the AR Termination Date, AR Loans, except prepayments of the principal amount of Loans made pursuant to Sections 4.02(A)(c), (d) or (e).

          "Existing Indebtedness" shall have the meaning provided in Section
6.21.

          "Existing Indebtedness Agreements" shall have the meaning provided in
Section 5.06(ii).

          "Existing UOH Stockholders" shall mean the stockholders of Holdings on the Initial Borrowing Date after giving effect to the purchase by Kelso of Holdings' capital stock as contemplated by Section 5.10.

          "Expiration Date" shall mean July 15, 1996.

          "Facility" shall mean any of the credit facilities established under this Agreement, I.E., the Term Facility or the AR Facility.

          "Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

          "Fees" shall mean all amounts payable pursuant to, or referred to in,
Section 3.01.

          "Final Maturity Date" shall mean March 31, 2003.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

          "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained, electric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Law.

          "Holdings" shall mean Universal Outdoor Holdings, Inc., a Delaware corporation.

          "Holdings Leverage Ratio" shall mean, at any Measurement Date, the ratio of (x) Consolidated Debt of Holdings on such date to (y) Adjusted EBITDA of Holdings for the 12 month period (taken as one accounting period) ending on such date.

          "Indebtedness" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person, (other than Contingent Obligations arising from the guaranty by such Person of the obligations of the Borrower and/or its Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness and are otherwise permitted hereunder) provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

          "Initial Borrowing Date" shall mean the date upon which the initial incurrence of Loans occurs.

          "Interest Period" with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

          "Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower or any Subsidiary against fluctuations in interest rates.

          "Investment" shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates and Subsidiaries) in the forms of loans, guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "Kelso" shall mean Kelso & Company, L.P., a Delaware limited partnership doing business as Kelso & Company.

          "Kelso Designees" shall mean William A. Marquard, John F. McGillicuddy, David M. Roderick, John Rutledge IRA, Michael Rapoport, Patricia Hetter Kelso and George L. Shinn.

          "LaSalle" shall mean LaSalle National Bank.

          "LaSalle Loan Agreement" shall mean the Amended and Restated Loan and Security Agreement made as of March 22, 1995 by and between the Borrower and LaSalle, as in effect on the Initial Borrowing Date immediately prior to termination thereof.

          "Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

          "Loan" shall have the meaning provided in Section 1.01.

          "Management Agreements" shall have the meaning provided in Section
5.06 (iv).

          "Management Investors" means the "Management Investors" party to the Stock Purchase Agreement.

          "Margin Reduction Discount" shall mean zero, provided that the Margin Reduction Discount shall be increased to 1/2 of 1%, 1% or 1 1/2%, as the case may be, as specified in clauses (i), (ii) or (iii) below, at any time after the Initial Borrowing Date, when, and for so long as, the ratio set forth in such clause has been satisfied as at the Relevant Determination Date:

          (i) the Margin Reduction Discount shall be 1/2 of 1% in the event that as at the Relevant Determination Date the Modified Holdings Leverage Ratio is equal to or greater than 4.0 to 1 but less than
               5.0 to 1;

          (ii) the Margin Reduction Discount shall be 1% in the event that as at the Relevant Determination Date the Modified Holdings Leverage Ratio is equal to or greater than 3.0 to 1 but less than 4.0 to 1; or

          (iii)the Margin Reduction Discount shall be 1 1/2% in the event that as the Relevant Determination Date the Modified Holdings Leverage Ratio is less than 3.0 to 1.

The Modified Holdings Leverage Ratio shall be determined (x) for the last day of a fiscal month, quarter or year, by delivery of an officer's certificate of the Borrower to the Banks pursuant to Section 7.01(e)(i) and (y) for the date of the incurrence of Consolidated Debt after delivery of the officer's certificate referred to in clause (x), by delivery of an officer's certificate of the Borrower to the Banks pursuant to Section 7.01(e)(ii), each of which certificates shall set forth the calculation of the Modified Holdings Leverage Ratio. The Margin Reduction Discount so determined shall apply, except as set forth below, from five Business Days after the date on which such officer's certificate is delivered to the Agent to the earlier of (x) the date on which the next certificate is delivered to the Agent pursuant to Section 7.01(e)(i) or
(ii) and (y) the 30th day following the end of the fiscal month in which such first certificate was delivered to the Agent pursuant to Section 7.01(e)(i). Notwithstanding anything to the contrary contained above, the Margin Reduction Discount shall be zero (x) if no officer's certificate has been delivered to the Banks pursuant to Section 7.01(e) (i) which sets forth the Modified Holdings Leverage Ratio for the Relevant Determination Date or the financial statements upon which any such calculations are based have not been delivered, until such a certificate and/or financial statements are delivered and (y) at all times when there shall exist a violation of Section 9.01 or an Event of Default. It is understood and agreed that the Margin Reduction Discount as provided above shall in no event be cumulative and only the Margin Reduction Discount available pursuant to either clause (i), (ii) or (iii), if any, contained in this definition shall be applicable.

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Adverse Effect" shall mean a material adverse effect on the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of (x) Holdings and its Subsidiaries taken as a whole,
(y) the Borrower and its Subsidiaries taken as a whole and/or (z) with respect to any reference to such term in Section 5, NOA and its Subsidiaries taken as a whole.

          "Measurement Date" shall mean (x) the last day of each fiscal quarter of the Borrower and (y) the last day of the last month ended prior to the date of a Tested Borrowing.

          "Minimum Borrowing Amount" shall mean (i) for Loans maintained as Base Rate Loans, $500,000 and (ii) for Loans maintained as Eurodollar Loans, $1,000,000.

          "Modified Available Amount" shall mean, with respect to any Dividend to be paid under Section 8.09(a)(v) (and as determined prior to Holdings making any Purchase of Discount Notes with the proceeds of such Dividend), (x) if the Holdings Leverage Ratio is less than 5.00 to 1.0 at the time, the Available ECF Amount at such time plus (y) the Available Equity Amount at such time less the portion thereof attributable to proceeds of equity issued by Holdings.

          "Modified Holdings Leverage Ratio" shall mean, with respect to any Relevant Measurement Date, the Holdings Leverage Ratio determined as of such date, modified by the inclusion in the computation thereof of any incremental Consolidated Debt of Holdings incurred after such Relevant Measurement Date and prior to the delivery of an officer's certificate pursuant to Section 7.01(e)(i) in respect of the next Relevant Measurement Date.

          "Mortgage" shall have the meaning provided in Section 5.12(d)(i).

          "Mortgage Policies" shall have the meaning provided in Section
7.10(e).

          "Mortgaged Properties" shall mean and include the Real Properties owned by the Borrower and listed on Annex V.

          "Naegele" shall mean Naegele Outdoor Advertising Company, a Delaware corporation.

          "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of expenses of sale or recovery (including payment of principal, premium and interest of Indebtedness secured by the assets which are the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof.

          "NOA" shall mean NOA Holding Company, a Delaware corporation.

          "Non-Defaulting Bank" shall mean each Bank other than a Defaulting
Bank.

          "Note" shall mean and include each Term Note and each AR Note.

          "Notice of Borrowing" shall have the meaning provided in Section 1.03.

          "Notice of Conversion" shall have the meaning provided in Section
1.06.

          "Notice Office" shall mean the office of the Agent at 130 Liberty Street, New York, New York or such other office as the Agent may designate to the Borrower from time to time.

          "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

          "Payment Office" shall mean the office of the Agent at 130 Liberty Street, New York, New York or such other office as the Agent may designate to the Borrower from time to time.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Permitted Acquisition" shall mean any acquisition (including through a stock acquisition) of property or assets of a nature or type, or which will be used in a business, permitted to be held or engaged in by Section 8.01 (x) to the extent that the aggregate amount expended for all such acquisitions after the Initial Borrowing Date does not exceed $5,000,000 or (y) consented to in writing by the Super-Majority Banks.

          "Permitted Asset Sale" shall mean an Asset Sale (x) permitted by the expressed language of Section 8.02 (and not by the parenthetical in the lead in paragraph of Section 8) and (y) resulting from a casualty or taking of assets of the Borrower or any Subsidiary.

          "Permitted Encumbrances" shall mean, with respect to the Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be reasonably acceptable to the Agent.

          "Permitted Holders" means Kelso and its Affiliates, the Kelso Designees, the Management Investors, any employee stock ownership plan established by the Borrower for the benefit of the employees of the Borrower or any Subsidiary and their Permitted Transferees.

          "Permitted Investments" shall mean (a) cash and Cash Equivalents, (b) Investments in Naegele, (c) Investments in all other Subsidiaries up to $1,000,000 in the aggregate, including Investments in a Person that becomes a Subsidiary of the Borrower immediately after such Investment, provided (i) an Event of Default has not occurred and is continuing and will not occur as a result of, in connection with or after giving effect to such Investment and (ii) such Person, at the time of such Investment or at the time such Person becomes a Subsidiary, engages exclusively in the business permitted to be engaged in by Borrower and its Subsidiaries pursuant to Section 8.01, (c) loans and advances of money in the ordinary course of business and consistent with past practice to officers and employees of Borrower or any of its Subsidiaries, (d) investments in receivables owing to the Borrower and/or any Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, and (e) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

          "Permitted Liens" shall mean Liens described in clauses (a), (b) and
(d) of Section 8.03.

          "Permitted Transferees" means (i) in the case of Kelso, (A) any Affiliate thereof (other than any corporation or other Person (except for any corporation or other Person engaged in a business similar, complementary or related to the nature or type of the business of Holdings and its Subsidiaries) controlled by, or any investment fund (other than Kelso Investment Associates V, L.P. or any investment fund that is solely comprised of current and former professionals of Kelso) managed by, Kelso), (B) any managing director, general partner, limited partner, director, officer or employee of Kelso or any Affiliate thereof (collectively, "Kelso Associates"), (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Kelso Associate or Kelso Designee and (D) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Kelso Associate or Kelso Designee, his spouse, parents, siblings, or direct lineal descendants, and (ii) in the case of any Management Investors, (A) his executor, administrator, testamentary trustee, legatee or beneficiaries, (B) his spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants or (C) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Investor, as the case may be, and his spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" shall mean any multi-employer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, the Borrower, a Subsidiary or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Holdings, the Borrower, a Subsidiary, or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          "Pledge Agreements" shall mean the Borrower Pledge Agreement and the UOH Pledge Agreement.

          "Pledged Securities" shall mean all the Pledged Securities as defined in the relevant Pledge Agreement.

          "Prime Lending Rate" shall mean the rate which Bankers Trust Company announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers Trust Company may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Purchase" shall mean repay, redeem, purchase, repurchase or otherwise acquire for value.

          "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 ET SEQ.

          "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Reinvestment Assets" shall mean any assets to be employed in the business of the Borrower and its Subsidiaries as permitted by Section 8.01.

          "Reinvestment Election" shall have the meaning provided in Section 4.02(A)(c).

          "Reinvestment Notice" shall mean a written notice signed by an Authorized Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of a Permitted Asset Sale to purchase, construct or otherwise acquire Reinvestment Assets.

          "Reinvestment Prepayment Amount" shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by the Borrower and its Subsidiaries to acquire Reinvestment Assets.

          "Reinvestment Prepayment Date" shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Agent, on behalf of the Required Banks, shall have delivered a written termination notice to the Borrower, provided that such notice may only be given while an Event of Default exists, (ii) the date occurring 270 days after such Reinvestment Election and (iii) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

          "Relevant Determination Date" shall mean, at any time, (x) the last day of the then most recently ended fiscal month, quarter or year of Holdings with respect to which an officer's certificate has been, or is required to be, delivered to the Banks pursuant to Section 7.01(e)(i) or (y) if the Margin Reduction Discount is then greater than zero, the last date subsequent to the date specified in clause (x) on which any Consolidated Debt of Holdings and its Subsidiaries has been incurred.

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

          "Required Banks" shall mean Non-Defaulting Banks whose outstanding Term Loans and AR Commitments (or, if after the AR Termination Date, outstanding AR Loans) constitute greater than 50% of the sum of (i) the total outstanding Term Loans of Non-Defaulting Banks and (ii) the Adjusted Total AR Commitment (or, if after the AR Termination Date, the total outstanding AR Loans of Non-Defaulting Banks).

          "Revolving Facility Termination Date" shall mean the date on which the Total Revolving Commitment under and as defined in the RF Credit Agreement has been terminated, whether by action of the Borrower, the Agent, in accordance with the expressed terms of the RF Credit Agreement or otherwise.

          "Revolving Loans" shall mean the Revolving Loans under and as defined in the RF Credit Agreement.

          "RF Bank" shall mean at any time a financial institution that is then a Bank under and as defined in the RF Credit Agreement.

          "RF Credit Agreement" shall mean the Revolving Credit Agreement dated as of the date hereof among the Borrower, the Banks, LaSalle as Co-Agent BTCo as Agent providing for the revolving credit specified therein, as in effect on the Initial Borrowing Date hereunder and as the same may be modified, amended or supplemented in accordance with the terms thereof to the extent such amendment is permitted hereunder.

          "Scheduled Repayment" shall have the meaning provided in Section 4.02(A)(b).

          "SEC" shall have the meaning provided in Section 7.01(h).

          "SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

          "Security Agreement" shall have the meaning provided in Section
5.12(b).

          "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.

          "Security Documents" shall mean each Pledge Agreement, the Security Agreement, each Mortgage and each Additional Mortgage, if any.

          "Senior Note Documents" shall mean and include each of the documents, instruments (including the Senior Notes) and other agreements entered into by the Borrower (including, without limitation, the Senior Note Indenture) relating to the issuance by the Borrower of the Senior Notes, as in effect on the Effective Date and as the same may be supplemented, amended or modified from time to time in accordance with the terms hereof and thereof.

          "Senior Note Indenture" shall mean the Indenture entered into by and between the Borrower and United States Trust Company of New York, as trustee thereunder, with respect to the Senior Notes as in effect on the Effective Date and as the same may be modified, amended or supplemented from time to time in accordance with the terms hereof and thereof.

          "Senior Notes" shall mean the 11% Senior Notes due 2003 issued by the Borrower under the Senior Note Indenture, as in effect on the Effective Date and as the same may be supplemented, amended or modified from time to time in accordance with the terms thereof and hereof.

          "Shareholders' Agreements" shall have the meaning provided in Section 5.06(iii).

          "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated as of April 5, 1996, between Holdings, Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., as in effect on the Initial Borrowing Date as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

          "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

          "Super-Majority Banks" shall mean the Non-Defaulting Banks which would constitute the Required Banks if the reference to "50%" in the definition of Required Banks were to read "66 2/3%."

          "Syndication Date" shall mean the earlier of (x) the date which is 90 days after the Effective Date and (y) the date upon which the Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and the resulting addition of institutions as Banks pursuant to Section 12.04) has been completed.

          "Taxes" shall have the meaning provided in Section 4.04(a).

          "Tax Sharing Agreement" shall mean the Tax Sharing Agreement dated as of November 18, 1993 between the Borrower and Holdings in the form delivered to the Banks prior to the Initial Borrowing Date and as the same may be modified with the consent of the Required Banks.

          "Term Commitment" shall mean, with respect to each Bank, the amount, if any, set forth opposite such Bank's name on Annex I hereto directly below the column entitled "Term Commitment" as the same may be reduced or terminated pursuant to Section 3.03.

          "Term Facility" shall mean the Facility evidenced by the Total Term Commitment.

          "Term Loan" shall have the meaning provided in Section 1.01(a).

          "Term Note" shall have the meaning provided in Section 1.05(a)(i).

          "Tested Borrowing" shall mean any incurrence of AR Loans after the Initial Borrowing Date in which the aggregate amount of AR Loans incurred, when added to the aggregate amount of AR Loans and Revolving Loans incurred during the immediately preceding 30 day period (to the extent (x) incurred after the Initial Borrowing Date, (y) still outstanding and (z) not included in establishing an earlier Tested Borrowing), equal or exceed $1,000,000.

          "Total AR Commitment" shall mean the sum of the AR Commitments of each of the Banks.

          "Total Commitment" shall mean the sum of the Total Term Commitment and the Total AR Commitment.

          "Total Term Commitment" shall mean the sum of the Term Commitments of each of the Banks.

          "Transaction" shall mean and include (i) the Acquisition, (ii) the purchase by Kelso of the capital stock of Holdings pursuant to the UOH-Kelso Agreements, (iii) the entering into and borrowing under the RF Credit Agreement and (iv) the entering into and borrowing under this Agreement.

          "Transaction Documents" shall mean the Acquisition Documents, the UOH-Kelso Agreements, the Credit Documents and the RF Credit Agreement.

          "Transaction Expenses" shall mean all fees and expenses incurred in connection with, and payable prior to or substantially concurrently with the closing of, the Transaction and including all fees paid to any of the Banks and the Agent hereunder, fees paid to Kelso or its Affiliates permitted hereunder; attorney's fees, accountants' fees, placement agents' fees, discounts and commissions and brokerage, and consultant fees. Transaction Expenses shall include the amortization of any such fees and expenses that are capitalized and not classified as an expense on the date incurred.

          "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, I.E., a Base Rate Loan or Eurodollar Loan.

          "UCC" shall mean the Uniform Commercial Code.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets thereof, determined in accordance with Section 412 of the Code.

          "UOH-Kelso Agreements" shall mean the Stock Purchase Agreement and all other documents entered into or delivered in connection with the Stock Purchase Agreement.

          "UOH Pledge Agreement" shall have the meaning provided in Section 5.12(c).

          "Working Capital" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

          "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

          SECTION 11.  THE AGENT.

          1.111 APPOINTMENT. The Banks hereby designate Bankers Trust Company as Agent (for purposes of this Section 11, the term "Agent" shall include BTCo in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates. The Co-Agent shall have no duties or liabilities in acting in such capacity hereunder.

          1.112 NATURE OF DUTIES. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. Neither the Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

          1.113 LACK OF RELIANCE ON THE AGENT. Independently and without reliance upon the Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings, the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and

(ii) its own appraisal of the creditworthiness of Holdings, the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings, the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

          1.114 CERTAIN RIGHTS OF THE AGENT. If the Agent shall request instructions from the Required Banks (or, where applicable, the Super-Majority Banks) with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Banks (or, where applicable, the Super-Majority Banks); and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Bank nor the holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks (or, where applicable, the Super-Majority Banks).

          1.115 RELIANCE. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Agent.

          1.116 INDEMNIFICATION. To the extent the Agent is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Agent, in proportion to their respective Loans and Commitments as used in determining the Required Banks, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

          1.117 THE AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its obligation to make Loans under this Agreement, the Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "Super-Majority Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

          1.118 HOLDERS. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          1.119 RESIGNATION BY THE AGENT. (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Banks shall appoint a successor Agent hereunder or thereunder who shall be the Co-Agent or such other commercial bank or trust company as is reasonably acceptable to the Borrower.

          (c) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Banks appoint a successor Agent as provided above.

          (d) If no successor Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Required Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Banks appoint a successor Agent as provided above.

          SECTION 12.  MISCELLANEOUS.

          1.121 PAYMENT OF EXPENSES, ETC. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent and the Co-Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of their respective counsel) and of the Agent, the Co-Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent, the Co-Agent and for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify each Bank (including in its capacity as the Agent or Co-Agent), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Bank is a party thereto) related to the entering into and/or performance of any Transaction Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

          1.122 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including without limitation by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to
Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          1.123 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to the Borrower, at the address specified opposite its signature below; if to any Bank, at its address specified for such Bank on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.

          1.124 BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks. Each Bank may at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10 and 4.04 of this Agreement to the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold, and, provided further that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of the application of any prepayment or the method of any application of any prepayment to, the amortization of the Loans shall not constitute an extension of the final maturity date), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the

Collateral or (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document.

          (b) Notwithstanding the foregoing, (x) any Bank may assign all or a portion of its outstanding Term Loans and/or AR Loans and/or AR Commitment (or, if prior to the Initial Borrowing Date, its Term Commitment) and its rights and obligations hereunder to another Bank, and (y) with the consent of the Agent and, to the extent such consent shall not be unreasonably withheld, the Borrower, any Bank may assign all or a portion of its outstanding Term Loans and/or AR Loans and/or AR Commitment and its rights and obligations hereunder to one or more commercial banks or other financial institutions (including one or more Banks), provided that all assignments hereunder must be pro rata between the Term Loans on one hand and the AR Loans and AR Commitments on the other hand. No assignment pursuant to the immediately preceding sentence shall to the extent such assignment represents an assignment to an institution other than one or more Banks hereunder, be in an aggregate amount less than $5,000,000 unless the entire Loans and Commitment of the assigning Bank are so assigned. If any Bank so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Bank shall thereafter refer to such Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to this Section 12.04(b) shall be effected by the assigning Bank and the assignee Bank executing an Assignment Agreement substantially in the form of Exhibit L (appropriately completed). In the event of any such assignment (x) to a commercial bank or other financial institution not previously a Bank hereunder, either the assigning or the assignee Bank shall pay to the Agent a nonrefundable assignment fee of $3,500 (PROVIDED, that in the event of simultaneous assignments relating to this Agreement and the RF Credit Agreement, the fees for such assignments shall total $3,500) and (y) to a Bank, either the assigning or assignee Bank shall pay to Agent a nonrefundable assignment fee of $2,000 (PROVIDED, that in the event of simultaneous assignments relating to this Agreement and the RF Credit Agreement, the fees for such assignments shall total $2,000), and at the time of any assignment pursuant to this Section 12.04(b),
(i) Annex I shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Bank) and of the other Banks, and (ii) if any such assignment occurs after the Initial Borrowing Date, the Borrower will issue new Notes to the respective assignee and to the assigning Bank in conformity with the requirements of Section 1.05. Each Bank and the Borrower agree to execute such documents (including without limitation amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Bank from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank. Notwithstanding any of the foregoing provisions of this Section 12.04, no assignment may be made hereunder unless a concurrent assignment is made by the assigning Bank under the RF Credit Agreement of a percentage of its Revolving Commitment thereunder equal to the percentage of its Loans and Commitment being assigned by it hereunder.

          (c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

          (d) Each Bank initially party to this Agreement hereby represents, and each Person that becomes a Bank pursuant to an assignment permitted by this
Section 12 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding clauses
(a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Bank shall at all times be within its exclusive control.

          1.125 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Banks to any other or further action in any circumstances without notice or demand.

          1.126 PAYMENTS PRO RATA. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Banks (other than any Bank that has expressly waived its right to receive its pro rata share thereof) PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Banks as opposed to Defaulting Banks.

          1.127 CALCULATIONS; COMPUTATIONS. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks), provided that (x) except as otherwise specifically provided herein, all computations determining compliance with
Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 1995 historical financial statements of the Borrower delivered to the Banks pursuant to Section 6.10(b) and (y) that if at any time the computations determining compliance with
Section 8 utilize accounting principles different from those utilized in the financial statements furnished to the Banks, such financial statements shall be accompanied by reconciliation work-sheets.

          (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

          1.128 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the state of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower located outside New York City and by hand delivery to the Borrower located within New York City, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. The Borrower hereby irrevocably designates appoints and empowers CT Corporation System, with offices on the date hereof located at 1633 Broadway, New York, New York 10019, as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Agent or any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

          (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          (c) Each of the parties to this agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

          1.129 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

          12.10 EFFECTIVENESS. This Agreement shall become effective on the date (the "Effective Date") on which the Borrower and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at the Payment Office of the Agent or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it.

          12.11 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          12.12 AMENDMENT OR WAIVER. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) affected thereby, (i) extend the Final Maturity Date or AR Termination Date, as the case may be (it being understood that any waiver of the application of any prepayment of or the method of application of any prepayment to the amortization of, the Loans shall not constitute any such extension), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal amount thereof, or increase the Commitment of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Bank), (ii) release or permit the release of all or substantially all of the Collateral except as expressly provided in the Credit Documents, (iii) amend, modify or waive any provision of this
Section 12.12, (iv) reduce the percentage specified in, or otherwise modify, the definition of Required Banks or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement provided further that no such change, waiver, discharge or termination shall without the consent of the Super-Majority Banks change directly or indirectly the definition of Permitted Acquisition or Super-Majority Banks. No provision of Section 11 may be amended without the consent of the Agent and to the extent any such amendment would affect the Co-Agent solely in its capacity as such, the Co-Agent.

          12.13 SURVIVAL. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 4.04, 11.06 or 12.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

          12.14 DOMICILE OF LOANS. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank, provided that the Borrower shall not be responsible for costs arising under Section 1.10 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Bank prior to such transfer.

          12.15 CONFIDENTIALITY. Subject to Section 12.04, the Banks shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by any BONA FIDE transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such transferee or participant agrees to abide by the provisions of this Section 12.15) or as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Bank shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Bank be obligated or required to return any materials furnished by the Borrower or any Subsidiary.

                                    *     *     *

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.


Address
- - -------

321 N. Clark Street                          UNIVERSAL OUTDOOR, INC.
Suite 1010                                       as Borrower
Chicago, Illinois
Attention: Brian T. Clingen
Tel. No.: (312) 644-8673                     By: /s/ Brian T. Clingen
                                                 --------------------
Fax  No.: (312) 644-8071                       Name:  Brian T. Clingen
                                               Title: Vice President



                                        LA SALLE NATIONAL BANK,
                                            Individually and as Co-Agent


                                             By: /s/  Jeffrey D.Steele
                                                 ---------------------
                                                Name:  Jeffrey D. Steele
                                                Title: Senior Vice President



                                        BANKERS TRUST COMPANY,
                                               Individually and as Agent


                                             By: /s/ Jeff Bennett
                                                 ------------------
                                                Name:  Jeff Bennett
                                                Title: Vice President